UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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July 12, 2013

To Our Valued Stockholders:

Last year, I began this letter outlining our three strategic pillars for growing our businesses. As you may recall, the three pillars are:

•	Transform core businesses to enable expansion;

•	Invest in internal and external high return on invested capital growth opportunities; and

•	Create stockholder value through disciplined capital allocation, including investments in fixed assets, as well as strong dividend and share repurchase programs.

Fiscal 2013 was certainly a year in which we put each of the pillars into practice. As a result, we were able to evolve our long-term guidance in two key ways. First, we raised our long-term adjusted annual earnings per share growth guidance to 8 to 12 percent, from 7 to 10 percent. Second, given the divestiture of non-core assets, and fundamental improvements we made to the operations of Bob Evans Restaurants and BEF Foods, we set a bold goal of improving our consolidated operating profit margin 300 to 350 basis points by fiscal 2018.

Although there are many examples of transformational actions we took during fiscal 2013 to prepare our company for sustainable long-term profit growth, there are three I would like to highlight: the acceleration of the Farm Fresh Refresh restaurant remodeling program at Bob Evans Restaurants; the acquisition of Kettle Creations by BEF Foods; and the divestiture of Mimi’s Café. Each of these actions served to enhance the ability of Bob Evans Restaurants and BEF Foods to increase sales and profitability by offering what our guests and customers desire most — value and convenience; while ultimately reducing operational complexity.

The Farm Fresh Refresh remodeling program brings a fresh and energetic redesign to our existing restaurants and provides guests with an enhanced dine-in experience, while also facilitating the development of new high-growth sales layer opportunities including carryout, bakery, and catering. At BEF Foods, the acquisition of Kettle Creations was a critical step in the diversification of our manufacturing capabilities beyond sausage-oriented products. The Kettle Creations acquisition will allow our company to accelerate innovation and growth within one of our highest-potential product lines — refrigerated side dishes. Finally, in-line with our second strategic pillar regarding investment in high return on invested capital opportunities, the divestiture of Mimi’s Café enables us to focus on the highest margin, and highest growth, opportunities at Bob Evans Restaurants and BEF Foods.

The transformational activities we undertook during fiscal 2013 continue into fiscal 2014 as our remaining 233 Bob Evans Restaurants locations undergo Farm Fresh Refresh remodels. The Farm Fresh Refresh program is the foundation upon which we expect to grow our dine-in, carryout, catering, and bakery sales layers. We are also hard at work expanding our Kettle Creations production facility located in Lima, Ohio, to enable us to better meet growing consumer demand for refrigerated side dishes, as well as our Sulphur Springs, Texas, facility to support our cost reduction and growth initiatives for our pre-cooked sausage and frozen product lines.

Similar to the Farm Fresh Refresh program at Bob Evans Restaurants, our recent BEF Foods growth investments are expected to grow our four key lines of business: sausage, refrigerated side dishes, frozen products, and foodservice. There are other exciting opportunities on the horizon, including a return to a more aggressive level of new restaurant openings beginning in fiscal 2015 with a new restaurant design that takes the best elements of the Farm Fresh Refresh remodeling program to a new level.

In closing, we will continue to strive to improve the operations of our businesses and make disciplined investments where appropriate to deliver on our third strategic pillar — creating stockholder value. During fiscal 2013, we returned in excess of $93 million to stockholders through dividends and share repurchases. We look forward to creating stockholder value through earnings growth, and returning capital through our balanced capital allocation strategy. As stockholders ourselves, we are committed to creating value by investing in high return on invested capital opportunities that serve the needs of restaurant guests and grocery customers.

We thank you for being loyal stockholders, and look forward to continuing our transformational journey with you during fiscal 2014.

Sincerely,

Steven A. Davis

Chairman of the Board and Chief Executive Officer

Columbus, Ohio

July 12, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 21, 2013 ~

10:00 a.m. Eastern Time

Bob Evans Farms, Inc., Dan Evans Center for Excellence

3700 S. High Street,

Columbus, Ohio 43207

Dear Stockholder:

We invite you to attend the 2013 Annual Meeting of Stockholders of Bob Evans Farms, Inc. (the “Company”). The meeting will be held on Wednesday, August 21, 2013, at 10:00 a.m. Eastern Time at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207. A map is included on the back cover of the proxy statement. Doors will open at 9:30 a.m. Business for the meeting includes:

1.	Electing the ten director nominees named in our proxy statement;

2.	Approving the advisory resolution on executive compensation;

3.	Approving the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan (“Equity and Cash Incentive Plan”) as amended, to add additional shares of our common stock for future incentive awards;

4.	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm; and

5.	Transacting other business that may properly come before the meeting, if any.

We have not received notice of any other matters that may be properly presented at the meeting. The Board of Directors has set June 28, 2013, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting.

Your vote is very important. Please vote as soon as possible, even if you plan to attend the annual meeting.

By Order of the Board of Directors,

Colin M. Daly

Senior Vice President, General Counsel and

    Corporate Secretary

Columbus, Ohio

July 12, 2013

i

3776 S. High St.

Columbus, Ohio 43207

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where will the annual meeting be held?

The annual meeting will be held on Wednesday, August 21, 2013, at 10:00 a.m. Eastern Time, at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, which is located at 3700 S. High Street, Columbus, Ohio 43207.

Why did I receive these proxy materials?

You have received these proxy materials because our Board of Directors (our “Board”) is soliciting a proxy to vote your shares at our 2013 Annual Meeting of Stockholders. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is intended to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and annual report available to our stockholders electronically through the Internet. On or about July 12, 2013, we began mailing to our stockholders of record at the close of business on June 28, 2013, a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive printed copies of our proxy materials in the mail unless you request them. Instead, the Notice has instructions on how you can access and review all of the important information contained in the proxy statement and annual report through the Internet. The Notice also contains instructions on how you may submit your proxy through the Internet. If you received a Notice in the mail and would like to receive printed copies of our proxy materials, you should follow the instructions included in the Notice for requesting them.

How can I get electronic access to the proxy materials?

If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources and help reduce our printing and processing costs by signing up to receive future proxy materials via e-mail or the Internet. The Notice will provide you with instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the annual meeting?

Our Board has set June 28, 2013, as the record date for the annual meeting. This means that only stockholders of record at the close of business on that date are entitled to vote at the annual meeting or any adjournment(s) of the annual meeting. At the close of business on June 28, 2013, there were 27,467,834 shares of our common stock, par value $.01 per share, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the annual meeting.

How do I vote?

If you are a stockholder of record, you can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	Internet — You can vote over the Internet at www.proxyvote.com;

•	Telephone — If you are located in the United States, you may vote by telephone by calling (800) 690-6903; or

•	Mail — If you received your proxy materials by mail, you can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on August 20, 2013. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you hold your shares in street name through an organization such as a broker, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in street name you must bring an account statement or a letter from the organization that holds your shares indicating that you were the beneficial owner of the shares on June 28, 2013.

What if my shares are held through our 401(k) plan?

If you participate in our 401(k) plan and have money invested in the Bob Evans Farms, Inc. common stock fund, you will receive a card where you can instruct the trustee of our 401(k) plan how to vote your shares. If you do not instruct the trustee how to vote, then the shares you hold through the 401(k) plan will not be voted.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid signed proxy prior to the annual meeting, but do not complete the voting instructions, your shares will not be voted at the annual meeting.

We recommend you vote “For” the following:

•	Election of each of the director nominees listed under “Proposal 1 — Election of Directors;”

•	Approving the advisory resolution on executive compensation;

•	Approving the Equity and Cash Incentive Plan, as amended; and

•	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm.

Can other matters be decided at the annual meeting?

On the date this proxy statement was printed, we did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed as proxies by our Board will have the discretion to vote on those matters for you.

May I revoke or change my vote?

Yes, you may revoke or change your vote in any of the following ways:

•	sending written notice to our Corporate Secretary at 3776 S. High St., Columbus, Ohio 43207, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on August 20, 2013; or

•	attending the annual meeting and revoking your proxy in person if you are the stockholder of record of your shares.

If your shares are held in street name by an organization such as a broker and you wish to revoke your proxy, you should follow the instructions provided to you by the organization that holds your shares. If your shares are held in street name and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the organization that holds your shares indicating that you were the beneficial owner of the shares on June 28, 2013. Attending the annual meeting will not, by itself, revoke your proxy.

Who pays the cost of proxy solicitation?

We will pay the expenses of soliciting proxies, other than the Internet access and telephone usage charges you may incur if you access our proxy materials or vote through the Internet. Our employees, as well as employees of our proxy solicitor, Innisfree M&A, may solicit proxies by further mailings, by telephone, electronic mail, facsimile or by personal contact. Our employees will not receive any additional compensation for these solicitations. We have agreed to compensate Innisfree M&A approximately $12,500, plus reimbursement of expenses for their services to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees. We may, however, pay additional sums to Innisfree M&A if deemed necessary to assist in this solicitation. We will also pay the standard charges and expenses of brokers, banks and other stockholders of record for forwarding proxy materials to the beneficial owners of our stock.

What constitutes a quorum?

We must have a quorum at the annual meeting in order to vote on the proposals. Under our Bylaws, a quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. We sent the Notice directly to all stockholders of record. Alternatively, if your shares are held in an account at a broker, brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and our Notice was forwarded to you by that organization. The organization holding your shares is the “stockholder of record” for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization on how it should vote the shares held in your account by following the voting instructions the organization provides to you.

What is a “Broker Non-Vote?”

A “broker non-vote” occurs when a stockholder holds our shares in “street name” through a broker or similar organization, and the stockholder does not provide the broker with instructions on how to vote the shares on “non-routine” matters. Brokers cannot vote your shares on non-routine matters, such as the election of our directors, unless they receive instructions from you on how to vote.

Which proposals are “non-routine?”

We have several proposals this year which are considered “non-routine” where a broker can only vote your shares if it receives instructions from you. The proposals are our election of directors, the advisory resolution on executive compensation, and the proposal to increase the number of shares available for grant under our Equity and Cash Incentive Plan, all as described in this proxy statement.

Your broker will send you directions on how to instruct them to vote your shares. If you want to vote on these non-routine items, you must instruct your broker on how to vote your shares.

What are the voting requirements for the proposals discussed in the proxy statement?

Proposal 1 — Election of Directors

Our Bylaws require majority voting for uncontested director elections. This means that a majority of the votes cast at the annual meeting with respect to that director’s election must be voted “For” the election of the director nominee in order for that nominee to be elected. Abstentions and broker non-votes will not be counted as votes “For” or “Against” the election of the director.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 2 — Approving the Advisory Resolution on Executive Compensation

This advisory vote is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority of votes cast. Broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “For” or “Against” the proposal.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 3 — Amendment of the Equity and Cash Incentive Plan

Approval of the Equity and Cash Incentive Plan, as amended, requires at least the majority of the shares of our common stock present at the annual meeting be voted “For” approval. Abstentions are considered present and are counted as a vote “Against” the proposal. Broker non-votes are not considered present and will not be counted as votes “For” or “Against” the proposal and therefore will have no effect on the outcome of the vote, other than to reduce the number of affirmative votes required to approve the proposal.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 4 — Ratification of Selection of Independent Registered Public Accounting Firm

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires at least the majority of the shares of our common stock present at the annual meeting be voted “For” the ratification. Abstentions will have the same effect as votes “Against” the proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the selection of Ernst & Young LLP has been ratified.

This is a routine proposal. If your common stock is held in street name, the broker has the discretion to vote your shares even if the broker does not receive voting instructions from you.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure reduces our printing costs and postage fees. Under this procedure, stockholders of record who share the same address and last name will receive only one copy of the Notice and/or one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to have separate proxies and have the right to vote separately. Also, householding will not affect the payment of dividends in any way.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice or proxy materials and you wish to receive only a single copy of these documents for your household, please contact our transfer agent, American Stock Transfer, at (866) 714-7298. If you currently participate in householding and wish to receive a separate copy of our Notice or proxy materials, now and in the future, we will send you a separate copy upon your written request to American Stock Transfer.

If you hold your common stock in street name, please contact your broker for information on householding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the stockholders known to us to be the beneficial owners of more than five percent of our outstanding common stock as of February 2013 based upon the public filings on Schedule 13G made by such stockholders and as of the date of their filings. The percent of class is based upon our number of outstanding shares of our common stock at the time of their filings.

Stock Ownership of Certain Beneficial Owners Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,137,874	(2)	7.6%
River Road Asset Management, LLC 462 South Fourth Street, Suite 1600 Louisville, Kentucky 40207	2,120,015	(3)	7.6%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,622,431	(4)	5.8%
Vanguard Group, Inc. PO Box 2600 Valley Forge, Pennsylvania 19482	1,485,241	(5)	5.3%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the common stock reflected in the table.

(2)	Based on information contained in BlackRock, Inc.’s Schedule 13G filed with the SEC on February 7, 2013.

(3)	Based on information contained in River Road Asset Management, LLC’s Schedule 13G filed with the SEC on February 14, 2013.

(4)	Based on information contained in Dimensional Fund Advisors LP’s Schedule 13G filed with the SEC on February 11, 2013.

(5)	Based on information contained in Vanguard Group, Inc.’s Schedule 13GA filed with the SEC on February 11, 2013.

The following table summarizes, as of June 21, 2013, the amount of our common stock beneficially owned by each director, each individual named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

Stock Ownership of Directors and Management Table

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner or Group	Common Shares Presently Held	Common Shares Which Can Be Acquired Upon Exercise of Options Exercisable Within 60 Days(2)	Total	Percent of Class(3)
Directors
Larry C. Corbin(4)	183,168	1,663	184,831	*
Steven A. Davis	174,511	174,961	349,472	1.3%
Michael J. Gasser	39,292	3,816	43,108	*
E. Gordon Gee	4,852	0	4,852	*
Mary Kay Haben	0	0	0	*
E.W. (Bill) Ingram III	28,200	3,816	32,016	*
Cheryl L. Krueger	32,555	554	33,169	*
G. Robert Lucas (5)	21,610	3,816	25,426	*
Eileen A. Mallesch	13,291	0	13,291	*
Paul S. Williams	10,741	0	10,741	*
Officers
Harvey Brownlee	23,275	17,794	41,059	*
Paul F. DeSantis	11,557	0	11,557	*
Randall L. Hicks(6)	34,479	13,764	48,243	*
Richard B. Green	8,135	1,322	9,457	*
All current executive officers and directors as a group (22 persons)	650,514	288,172	938,686	3.4%

*	Represents ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of common stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. All fractional shares have been rounded to the nearest whole share. The Company has included for this purpose the gross number of shares of common stock deliverable, but actual shares received may be less if the participant elects to use shares for the payment of applicable withholding taxes.
(2)	Includes the number of shares of common stock that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable or exercisable within 60 days of June 21, 2013. The numbers reported do not include any unvested restricted stock or restricted stock units, or any unvested options held by directors or executive officers. The numbers reported do not include any restricted stock or restricted stock units which the directors or executive officers have deferred.

(3)	The percent of class is based on 27,472,865 shares of common stock outstanding on June 21, 2013.

(4)	Includes 2,321 shares of common stock held by Mr. Corbin’s spouse, as to which she has sole voting and investment power.

(5)	Includes 4,115 shares held in a defined benefit pension plan rollover account over which Mr. Lucas, in his capacity as trustee of the account, has sole voting and investment power.

(6)	Includes six shares of common stock held by Mr. Hicks as custodian for the benefit of his son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) requires that our directors and executive officers and any person or entity holding more than 10 percent of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports.

We believe, based on a review of (1) Section 16(a) ownership reports filed on behalf of these individuals for their transactions during fiscal 2013 and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for fiscal 2013, that all SEC filing requirements were met, except each of Messrs. Gasser, Ingram and Corbin filed one Form 4 late due to an administrative error by an employee of the Company who was responsible for assisting with the filings. While the employee believed she timely submitted the filings to the SEC’s EDGAR filing system, the filings were either not accepted or suspended. The employee did not realize this. The error was discovered shortly thereafter and the filings were made several weeks late. The Company has subsequently revised the process for assisting with SEC ownership filings shifting the responsibility for filing the Section 16 ownership reports to the legal department.

Back Row Standing: Mr. Lucas, Mr. Ingram, Ms. Krueger, Mr. Williams, Ms. Haben, Dr. Gee, and Ms. Mallesch. Front Row Sitting: Mr. Gasser, Mr. Davis and Mr.  Corbin.

PROPOSAL 1 — ELECTION OF DIRECTORS

Size and Structure of the Board of Directors

We are proud of the quality, experience, independence and diversity of our Board of Directors. Many of our directors possess restaurant and food products experience, global experience and experience as executive officers, directors and committee members of large and complex publicly traded companies. Their combined experiences and skill sets bring to the Board and our Company strong capabilities in the areas of strategy, leadership, operating performance and governance.

Our Bylaws state that the number of directors will be determined by the Board, which has set the number at ten. Based on our Bylaws, the directors are elected annually.

The shares of common stock represented by all valid proxies will be voted as instructed. We believe that all of the nominees will be available and able to serve if elected to the Board. However, if a nominee becomes unavailable or unable to serve, the individuals selected by the Board as proxies will have discretion to vote for the remaining nominees, as well as any person nominated as a substitute by the Board.

Board Leadership Structure

We are led by Mr. Davis, who has served as our Chief Executive Officer since May 2006 and as Chairman of the Board of Directors since November 2006. Our Board is comprised of nine independent directors and one non-independent director — Mr. Davis. Further, we have a “Lead Independent Director,” a position established in 2002 and currently held by Mr. Gasser, an independent director. In addition to other duties more fully described in our Corporate Governance Principles, the Lead Independent Director is responsible for:

•	Providing direction to the Chairman in the areas of strategy, leadership, operating performance and governance;

•

Providing direction to the Chairman regarding an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with our operations;

•	Approving with the Chairman the agenda and schedules for each Board meeting with the understanding that agenda items requested on behalf of the independent directors will be included in the agenda;

•

Advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	Calling, coordinating, developing the agenda for, and chairing meetings of the independent directors;

•

Acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues and, when necessary, ensuring the full discussion of those issues at Board meetings;

•	Assisting the Nominating and Corporate Governance Committee, the Board and management in ensuring compliance with and implementation of our Corporate Governance Principles;

•	Providing input to the Nominating and Corporate Governance Committee regarding the appointment of the Chairman and members of Board committees;

•	Partnering with the Chair of the Nominating and Corporate Governance Committee on the annual self-evaluation process for the Board and its Committees;

•	Serving as Chairman at Board meetings when the Chairman is not present; and

• Serving as a liaison for consultation and communication between us and our stockholders.

The Board has four standing committees: Audit, Compensation, Finance, and Nominating and Corporate Governance. Each of these committees has a separate independent chairperson. Detailed information on each Board committee is contained in the section captioned “CORPORATE GOVERNANCE, Board Committees and Charters,” below.

We believe that a combined Chairman and Chief Executive Officer position, together with independent chairs for each of our Board committees, a Lead Independent Director, and regularly scheduled executive sessions of the Board, is the most appropriate Board leadership structure for us at this time. This structure demonstrates to all of our stakeholders, including our stockholders, that our Board is committed to stockholder value creation, as well as engaged independent leadership and the performance of its responsibilities.

Experienced and independent directors, sitting on various committees with independent chairpersons, oversee our operations, risks, performance, executive compensation and business strategy. We have also added several new independent directors since Mr. Davis was appointed to both the Chairman and Chief Executive Officer positions in order to enhance the independence and diversity of our Board. These directors are Mr. Williams, Ms. Mallesch, Dr. Gee and Ms. Haben.

The Board strongly believes that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Davis, the person whom the Board recognizes as the “leader” of the modern day Bob Evans Farms, and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for our entire organization, including providing the greatest opportunity for the Board to work directly with Mr. Davis.

The Board believes that its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Independent Director responsibilities, provide an effective balance to the combination of the Chairman and Chief Executive Officer positions. The Board reviews our leadership structure annually and will make changes if necessary or appropriate. The Board believes, however, the current structure is the most appropriate for us today.

Voting Standards for Director Elections

Our Bylaws and Corporate Governance Principles provide that, in uncontested elections (i.e., elections where the number of nominees is the same as the number of Board seats available), directors are elected by a majority of the votes cast. This means that more than 50 percent of the shares voted at the annual meeting must be cast in favor of the election of that director. Abstentions and broker non-votes will not be counted as votes “For” or “Against” the election of the director.

Our Bylaws provide that before any incumbent director may be nominated for re-election by the Board in a contested election, he or she must submit an irrevocable resignation, which would become effective if the director does not receive more than 50 percent of the votes cast at the annual meeting, and the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.

If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee and the Board will consider whether to accept the director’s resignation in light of the best interests of our Company and our stockholders. When making this decision, the Nominating and Corporate Governance Committee and the Board may consider any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons) and whether the loss of the director would:

•	eliminate a financial expert from the Audit Committee;

•	cause the Board to have less than a majority of independent directors;

•	cause us to fail to satisfy The NASDAQ Stock Market LLC (“NASDAQ”) listing requirements;

•	result in our default or breach under any loan covenants or other material contracts; or

•	trigger a significant payment by us under an employment contract or other contract.

The Board expects that an unsuccessful incumbent would voluntarily agree not to participate in any meetings of the Nominating and Corporate Governance Committee and the Board regarding his or her resignation. The Board must decide whether to accept or reject the director’s resignation within 90 days after receipt of the certified final stockholder vote for the election of directors. Within four business days following acceptance or rejection of the resignation, the Company would file a report with the SEC on Form 8-K discussing the Board’s decision and rationale.

Information Regarding Nominees for Election and Incumbent Directors

At the 2013 Annual Meeting, ten directors will be nominated for election. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mses. Haben, Krueger and Mallesch, as well as Messrs. Corbin, Davis, Gee, Gasser, Ingram, Lucas and Williams, for re-election as directors. If elected, these ten individuals will each serve for a one-year term.

The following table shows the nominees for election to the Board, the directors whose terms in office will continue after the annual meeting and information about each nominee and continuing director. In making the determination of whether to nominate a person for our Board, the items discussed in “CORPORATE GOVERNANCE; Board Committees and Charters, Nominating and Corporate Governance Committee” are generally considered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES — TERM TO EXPIRE IN 2014

Name	Age	Director Since	Principal Occupation and Other Business Experience During the Past Five Years and Other Directorships
Larry C. Corbin	71	1981

Retired Interim Chief Executive Officer and President since 2006; Interim Chief Executive Officer and President from 2005 to 2006; Retired Executive Vice President of Restaurant Operations from 2004 to 2005; Executive Vice President of Restaurant Operations from 1995 to 2004, in each case of Bob Evans Farms, Inc.

Mr. Corbin was nominated to serve as a director because of his long service and extensive knowledge of the Company, including his significant experience in operating Bob Evans restaurants. Mr. Corbin has significant experience in real estate, restaurant retail and food products operations and margin improvement through labor and food cost control.

Steven A. Davis	55	2006

Chairman of the Board of Bob Evans Farms, Inc. since September 2006; Chief Executive Officer of Bob Evans Farms, Inc. since May 2006; President, Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from 2002 to 2006; Senior Vice President, Concept Development, Pizza Hut, Inc. (Yum! Brands) from 2000 to 2002; Director of Marketing, the All American Gourmet Brand, a division of Kraft General Foods, from 1984-1993.

Mr. Davis was nominated to serve as a director because of his position as our Chief Executive Officer and his significant experience in operating restaurants. He also brings ethnic diversity to the Board. Mr. Davis has significant experience in the areas of marketing and branding, retail food products, strategic planning, as well as mergers and acquisitions, real estate, auditing and finance. His experience serving as an executive officer and board and committee member (audit, finance and governance) of publicly traded companies (S&P 100 and S&P 500, including Walgreen Co. and Century Link) is experience the Board considers valuable.

Name	Age	Director Since	Principal Occupation and Other Business Experience During the Past Five Years and Other Directorships
Michael J. Gasser	62	1997

Chairman of the Board since 1994 and Chief Executive Officer of Greif, Inc., a manufacturer of shipping containers and containerboard, Delaware, Ohio from 1994 to 2012.

Mr. Gasser has been nominated to serve as a director because of his extensive knowledge and significant global experience and perspective in the areas of auditing, finance, manufacturing, enterprise risk management, strategic planning, taxation and mergers and acquisitions. Mr. Gasser currently serves as a director and executive chairman for a large publicly traded company (S&P 1500), which provides experience the Board considers valuable. In his role as our Lead Independent Director, Mr. Gasser has distinguished himself to the Board, management and our stockholders.

Dr. E. Gordon Gee	69	2009

Professor of Law, Education and Public Policy, Moritz College of Law, The Ohio State University, since July 2013; President of The Ohio State University from 2007 to 2013; Chancellor of Vanderbilt University from 2000 to 2007.

Dr. Gee has been nominated to serve as a director because of his extensive knowledge and significant experience in the areas of government affairs and regulatory matters, as well as in auditing and finance. Dr. Gee also provides great insight regarding leadership, strategy and vision gleaned from his leadership of numerous academic institutions, including the largest public university in the U.S. Dr. Gee has also served as a director and board committee member of several large retail companies in the S&P 500 (including Limited Brands, Inc. and Hasbro, Inc.), which provides experience the Board considers valuable.

Mary Kay Haben	57	2012	Retired, President-North America; President from 2008 to 2011; Group Vice President and Managing Director North America, the Wm. Wrigley Jr. Company, Chicago, Illinois from 2007 to 2008, a leading confectionary company; Executive for Kraft Foods Inc., Northfield, Illinois, from 1979 to 2007; Ms. Haben

Name	Age	Director Since	Principal Occupation and Other Business Experience During the Past Five Years and Other Directorships

received an M.B.A. from the University of Michigan Ross School of Business and a B.S. in Business Administration from the University of Illinois-Urbana-Champaign.

Ms. Haben has been nominated to serve as a director because of her substantial experience as a brand builder and consumer products business leader, experience in marketing efforts in emerging social media, marketing innovation and brand positioning, as well as acquisitions and productivity initiatives. Ms. Haben also brings gender diversity to the Board.

E.W. (Bill) Ingram III	62	1998

Chief Executive Officer since 2013; President and Chief Executive Officer of White Castle System, Inc., a quick-service hamburger chain, Columbus, Ohio, since 1972.

Mr. Ingram has been nominated to serve as a director because of his extensive knowledge and significant experience in the areas of restaurant operations, real estate, food service and production, as well as auditing and finance. Mr. Ingram currently serves as a director and chief executive officer for a large private restaurant chain, which provides experience the Board considers valuable.

Cheryl L. Krueger	61	1993

Chief Executive Officer of Krueger + Co., LLC, a strategic business consulting firm, New Albany, Ohio, since 2009; Former President and Chief Executive Officer of Cheryl & Co., Inc., a manufacturer and retailer of gourmet foods and gifts, Columbus, Ohio from 1986 to 2009.

Ms. Krueger was nominated to serve as a director because of her extensive knowledge and significant experience in the areas of marketing and branding, retail sales, business operations, on-line marketing and sales, manufacturing, as well as auditing and finance. Ms. Krueger’s entrepreneurial spirit and experience in starting and building Cheryl & Co. into a significant and well known brand, as well as her long tenure as its chief executive officer and the knowledge and expertise of running such an operation, were also attractive attributes the Board considers valuable. She also brings gender diversity to the Board.

Name	Age	Director Since	Principal Occupation and Other Business Experience During the Past Five Years and Other Directorships
G. Robert Lucas	69	1986

Trustee of The Jeffrey Trusts, trusts for the descendants of Joseph A. Jeffrey, Columbus, Ohio, since 2002.

Mr. Lucas was nominated to serve as a director because of his extensive knowledge and significant experience in the areas of legal, regulatory and government affairs, restaurant operations, real estate, mergers and acquisitions, consumer products, auditing, finance and executive compensation. Mr. Lucas has had a long tenure on the Board and has valuable historical knowledge and expertise related to the Company, and he has served as general counsel for The Scotts Miracle-Gro Company (S&P 1500), as well as a director of a large privately held restaurant chain, which provides experience the Board considers valuable.

Eileen A. Mallesch	57	2008

Former Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Insurance, Nationwide Insurance, Columbus, Ohio, since 2009; Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Operations, Nationwide Insurance, from 2005 to 2009; Senior Vice President, Chief Financial Officer, Genworth Life Insurance, Lynchburg, Virginia, from 2003 to November 2005; Vice President and Chief Financial Officer for General Electric Financial Employer Services Group from 2000 to 2003.

Ms. Mallesch was nominated to serve as a director because of her extensive knowledge and significant experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions. Ms. Mallesch has served in management positions with large publicly traded organizations (including General Electric and PepsiCo) handling complex matters, and also meets the standards for a qualified financial expert, which provides experience the Board considers valuable. She also brings gender diversity to the Board.

Name	Age	Director Since	Principal Occupation and Other Business Experience During the Past Five Years and Other Directorships
Paul S. Williams	53	2007

Managing Director, Major, Lindsey and Africa, a legal executive search firm, Chicago, Illinois, since May 2005; Chief Legal Officer and Executive Vice President, Cardinal Health, Inc., a healthcare services provider, Columbus, Ohio from 2001 to 2005.

Mr. Williams was nominated to serve as a director because of his experience as a lawyer and as the Chief Legal Officer of Cardinal Health, Inc., a publicly traded company (S&P 500), as well as his knowledge of mergers and acquisitions, legal and regulatory matters. In addition, Mr. Williams brings significant expertise in healthcare, human resources, leadership development and executive compensation policy matters to the Board. His experience serving as an executive officer and board and committee member (audit, compensation and governance), and serving as the lead independent director, of publicly traded companies (State Auto Financial Corporation and Compass Minerals International, Inc. (S&P 1000)) is experience the Board considers valuable. Mr. Williams also brings ethnic diversity to the Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

CORPORATE GOVERNANCE

Board Responsibilities

The Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. The primary responsibilities of the Board and its committees include:

•

Strategy: The Board actively works with management to develop annual and long-term strategies for our business. The Board and the Finance Committee evaluate, approve and monitor the achievement of our business, strategic and financial objectives, plans and actions.

•

Leadership and Succession Planning: The Board and the Compensation Committee are responsible for the selection, evaluation and compensation of our directors and executive officers, including our Chairman and Chief Executive Officer. The Board and the Nominating and Corporate Governance Committee also work with management in the development of succession plans for our directors and executive officers.

•

Operating Performance: The Board and the Finance Committee regularly monitor our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.

•

Governance: The Board and the Nominating and Corporate Governance Committee oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.

The Board has designated Mr. Gasser as its “Lead Independent Director” to coordinate the activities of the other independent directors and to perform other functions that will serve the best interests of our Company and our stockholders. The Lead Independent Director’s specific responsibilities are described under “PROPOSAL 1 — ELECTION OF DIRECTORS; Board Leadership Structure,” above.

The independent directors meet in executive sessions, without management and the non-independent directors, at the conclusion of each Board meeting and at other times they deem necessary or appropriate. The Lead Independent Director presides at these sessions.

Director Independence

Our Board follows NASDAQ rules in determining whether our directors are “independent.” The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we create, or from which we received, payments in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that all of our non-employee directors qualify as independent under the objective and subjective tests.

In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and personal activities as they relate to us. The Board considered transactions between us and entities associated with the non-employee directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members.

The Board has concluded that both Dr. Gee and Mr. Gasser are independent and that the following relationships and transactions did not interfere with Dr. Gee’s or Mr. Gasser’s independent judgment in carrying out their responsibilities as directors.

The following items are not required to be disclosed under the applicable rules discussed above. However, we believe it is a best practice to disclose the transactions considered by the Board in assessing independence.

Since August 1, 2007, Dr. Gee had been employed as the President of The Ohio State University (“University”), although he resigned from the position of President effective as of July 1, 2013. Dr. Gee remains with the University as Professor of Law, Education and Public Policy at the Moritz College of Law.

Since July 1, 2007, we have been a party to a sponsorship agreement with a third party company unrelated to either the Company or the University that manages among other things the University’s concessions. Under the agreement, our name and logo appear on signage at certain of the University’s athletic facilities and on concession boards where the third party serves our products, and we also receive the exclusive right to sell our products in several of the University’s athletic facilities and certain promotional rights to use the University’s name and athletic trademarks. The Board determined that this transaction does not interfere with Dr. Gee’s independent judgment in carrying out his responsibilities as a director because the transaction occurred in the ordinary course of business, is not significant in amount, Dr. Gee has no direct or indirect interest in the transaction, and the terms were negotiated at arm’s length with a third party unrelated to either the Company or the University and are similar to the terms other third parties have with the University with like agreements.

On March 19, 2009, we entered into a sale agreement and a joint ownership agreement with a subsidiary of Greif, Inc. for our corporate aircraft. The purpose of the agreement was to better leverage a fixed asset and significantly reduce our cost of owning and operating the corporate aircraft. Pursuant to the sale agreement, we sold to Greif’s subsidiary 49 percent of the aircraft for approximately $2.4 million, which equaled 49 percent of the aircraft’s fair market value as determined by an independent third party appraisal. The sale provided us with a pre-tax gain of $1.4 million. The joint ownership agreement controls the use and sharing of the aircraft and related expenses. Fixed expenses are shared on a pro rata basis and variable expenses are based upon the number of flight hours used. We are responsible for the day-to-day management of the aircraft’s use, storage, and maintenance repair and scheduling. All variable expenses are charged on a cost basis and attributed to that party’s use of the aircraft. Each party has the right to terminate the joint ownership agreement for any reason upon 120 days prior written notice. Upon termination, Greif is obligated to sell its ownership interest to us based on the fair market value of the aircraft at the time of the sale. The Board determined that this relationship and transaction do not interfere with Mr. Gasser’s independent judgment in carrying out his responsibilities as a director because none of our officers or directors, nor Mr. Gasser, has a direct or indirect material interest in this transaction or the joint ownership arrangement. The purchase price of the aircraft was based upon an independent third party appraisal, as would a repurchase. The transaction and arrangement is beneficial to both companies by reducing the overall costs of aircraft ownership through the joint ownership agreement.

Board Committees and Charters

The Board appoints the members of its committees and delegates various responsibilities and authority to each committee. The Board currently has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. The Board has determined that each member of these committees is an independent director. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to, as it deems necessary, engage outside experts, advisers and counsel to assist it in its work.

Board Meetings and Attendance at Annual Meetings of Stockholders

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held 10 meetings during fiscal 2013. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In fiscal 2013, every director attended at least 75 percent of the meetings of the Board and the committees on which he or she served held during his or her time of service. According to our Corporate Governance Principles, each director is expected to attend each annual meeting of our stockholders. All of our then incumbent directors attended our last annual meeting of stockholders held in August 2012.

The following table identifies our current committee members and indicates the number of meetings held in person or by telephone by each committee during fiscal 2013.

Name	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Larry C. Corbin			✓
Michael J. Gasser		✓	Chair
Dr. E. Gordon Gee				✓
E.W. (Bill) Ingram III	✓		✓
Mary Kay Haben	✓		✓
Cheryl L. Krueger				Chair
G. Robert Lucas II	✓	✓
Eileen A. Mallesch	Chair
Paul S. Williams		Chair		✓
Number of meetings in Fiscal 2013	10	10	17	5

Audit Committee.    The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary responsibilities include:

•	overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;

•	directly appointing, compensating and overseeing our independent registered public accounting firm;

•	assessing our risk management processes;

•

instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	assisting the Board in the oversight of internal control over financial reporting.

The Audit Committee also reviews and pre-approves all audit services and permitted non-audit services provided by our independent registered public accounting firm to us or any of our subsidiaries and ensures that we do not engage our independent registered public accounting firm to perform any services prohibited by any applicable law, rule or regulation.

The Board has determined that each member of the Audit Committee is independent, including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Ms. Mallesch qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee’s responsibilities and activities are described in detail in the Audit Committee’s charter and under the “Audit Committee Report” contained in this proxy statement.

Compensation Committee.    The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee’s primary responsibilities include:

•	ensuring that our “pay for performance” compensation philosophy is executed with employees throughout our organization;

•	reviewing with management and approving the general compensation policy for our executive officers and directors;

•	reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;

•	administering our stock-based compensation plans and approving stock-based awards;

•	assessing our Company’s compensation risk management processes;

•	compensation benchmarking for board members;

•	evaluating the need for, and terms of, change in control and employment/severance contracts with our executive officers; and

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations.

The Board has determined that each member of the Compensation Committee is independent, is a “non-employee director” under SEC rules, and is an “outside director” under applicable tax laws and regulations.

For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation and the role of our executive officers in that process, see the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” disclosures contained in this proxy statement, as well as the Compensation Committee’s charter.

The Compensation Committee has retained the services of Towers Watson & Co. (“Towers Watson”), an executive compensation consulting firm, to assist the Compensation Committee with its responsibilities. Towers Watson reports directly to the Compensation Committee with respect to executive compensation consulting services. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.

Finance Committee.    The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves material finance and other cash management transactions. The Finance Committee is also responsible for overseeing and advising the Board on:

•	assessing capital expenditures, operating income, cash flow, cash management and working capital;

•	reviewing investment strategies and policies;

•	assessing the dividend payment policy;

•	reviewing plans to repurchase the Company stock;

•	assessing adjustments to our capital structure;

•	assessing annual and five-year capital plans and specific capital plan investments;

•	assessing financial aspects of insurance and risk management;

•	reviewing our actual and forecasted operating performance;

•	reviewing our annual earnings guidance; and

•	reviewing financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations and joint ventures.

Nominating and Corporate Governance Committee.    The purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board qualified individuals for nomination, election or appointment as directors and executive officers, as well as succession planning for the Board and for our executive officers, such as:

•	devising and implementing processes for the recruitment, selection and retention of directors;

•	devising and implementing processes for the recruitment, selection and retention of executive officers;

•	reviewing and making recommendations to the Board regarding our Board and Board Committee organizational structure and succession plans for our Board; and

•	reviewing and making recommendations to the Board and executive management regarding our organizational structure and succession plans for our executive officers.

The Nominating and Corporate Governance Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:

•	developing, reviewing and assessing corporate governance guidelines and principles;

•	reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance; and

•	reviewing procedures designed to identify and, when appropriate, approving related person transactions.

The Nominating and Corporate Governance Committee’s charter describes its responsibilities and activities in more detail.

In carrying out its responsibilities to identify and evaluate director nominees, the Nominating and Corporate Governance Committee may consider any factors it deems appropriate when considering candidates for the Board, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character, experience with businesses and organizations of comparable size, experience with a publicly traded company, professional accomplishments, education, experience and skill relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with us and potential conflicts of interest and the ability to represent our stockholders. While the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee takes into account the existing diversity reflected in the members of the Board, including their professional experience, skills, backgrounds and viewpoints, as well as in gender, ethnicity and national origin. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Nominating and Corporate Governance Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee. Nevertheless, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity, a formal college education, business experience, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with their performance as directors.

The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee also has used, and may in the future use, third party search firms to identify potential director candidates.

A stockholder who wants to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, address and qualifications to Corporate Secretary at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207. After October 14, 2013, the recommendation should be sent to Corporate Secretary at Bob Evans Farms, Inc., 8111 Smiths Mill Rd, New Albany, Ohio 43054.

Directors Serving on Boards of Other Public Companies

We believe it is advantageous for our board members to serve on the boards of other public companies to obtain experience outside of our company and our industry. To ensure that directors have sufficient time to devote to Board matters, however, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other publicly traded companies. The following directors are also directors of other publicly traded companies, or have served in this capacity during the last five years.

Steven A. Davis — Walgreen Co. (NYSE) (formerly served as a director of Century Link, Inc.(NYSE))

Mary Kay Haben — Equity Residential (NYSE) (formerly served as a director of Fifth & Pacific Cos. (NYSE) (fka Liz Claiborne, Inc.)

Michael J. Gasser — Greif, Inc. (NYSE)

Dr. E. Gordon Gee — Limited Brands, Inc. (NYSE) (formerly served as a director of Hasbro, Inc. (NYSE), Gaylord Entertainment Company (NYSE), Dollar General Corp. (NYSE) and Massey Energy Corp. (NYSE))

Eileen A. Mallesch — State Auto Financial Corporation (NASDAQ)

Paul S. Williams — State Auto Financial Corporation (NASDAQ) and Compass Minerals International, Inc. (NYSE)

Director Compensation for Fiscal 2013

Our director compensation program provides that each non-employee director receives an annual award of our common stock with a grant date value of approximately $100,000 (calculated using the closing price of our common stock on the grant date, which is the day of our Annual Stockholders meeting). Directors who are eligible to retire from the Board (i.e., a director who reaches age 55 with at least 10 years of service or the sum of the director’s age and years of service equals at least 70 with at least 10 years of service) receive restricted stock units with dividend equivalent rights. The stock awards are made as soon as practicable following our annual meeting of stockholders.

All non-employee directors also receive an annual retainer of $36,000 that is paid monthly. The Lead Independent Director receives an additional $20,000 annual retainer that is paid monthly.

Non-employee directors receive $2,000 for each Board meeting they attend and $1,750 for each committee meeting they attend. If a non-employee director attends either the Board or a committee meeting telephonically rather than personally attending the meeting, they are paid one-half of the normal meeting fee, with the exception of the Audit Committee meetings where the Company’s earnings release is reviewed.

The non-employee directors who serve as the chair of a Board committee are paid an annual retainer fee that is paid monthly. The chair of each committee receives the following amounts: Audit, $12,500; Compensation, $10,000; Finance and Nominating and Corporate Governance, $7,500.

Non-employee Directors are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. Non-employee directors who undertake special projects and assignments at the request of the Chairman of the Board or the Lead Independent Director are compensated on a per diem rate of $1,000 plus expenses.

We maintain a life insurance policy with a death benefit of $50,000 on behalf of each non-employee director.

We stopped offering group health insurance to future non-employee directors in 2011. Of the directors grandfathered as of that time, Messrs. Corbin and Lucas, and Mses. Krueger and Mallesch, have elected to participate in our group health insurance plan. They (and other directors who were grandfathered and would elect to participate in the future) are provided this benefit on the same terms as our employees (i.e., we pay the employer portion of their health insurance premiums and the participating directors pay the employee portion of the health insurance premiums). Upon retirement, a director who participates in our group health insurance plan must pay all health insurance premiums, including the employer portion that we pay prior to retirement.

We have agreed to pay Mr. Lucas and Ms. Krueger a lump sum amount upon their retirement from the Board equal to a portion of the anticipated cost of the employer portion of their post-retirement health insurance premiums as determined by an actuary which represents the loss of retiree medical benefits which were discontinued in 2000.

In May 2010, we adopted the Bob Evans Farms, Inc. 2010 Director Deferral Program (“Director Deferral Program”). It is a nonqualified plan designed to provide our non-employee directors with the opportunity to defer compensation and receipt of shares of common stock associated with future grants of restricted stock units, performance share awards and certain other stock-based awards on a pre-tax basis. The right of participants to receive their distributions from the Director Deferral Program are not secured or guaranteed, but remain as part of our general liabilities. In fiscal 2013, Messrs. Ingram and Williams, and Mmes. Krueger and Mallesch participated in the deferral plan.

Due to his employment with us, Mr. Davis does not qualify as a non-employee director and does not receive compensation for his service as a director. The compensation received by Mr. Davis as an employee is shown in the Summary Compensation Table included in this proxy statement. The following table sets forth the compensation paid to our non-employee directors during fiscal 2013.

Fiscal 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Larry C. Corbin	$81,750	$100,010	$0	$181,760
Michael J. Gasser	124,125	100,010	0	224,135
E. Gordon Gee	60,500	100,010	0	160,510
Mary Kay Haben	65,750	100,010	0	165,760
E.W. (Bill) Ingram III	95,500	100,010	0	195,510
Cheryl L. Krueger	73,500	100,010	0	173,510
G. Robert Lucas	86,500	100,010	0	186,510
Eileen A. Mallesch	99,584	100,010	0	199,594
Paul S. Williams	86,542	100,010	0	186,552

(1)	Represents cash paid in Fiscal 2013 for cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.

(2)	Each non-employee director received an annual restricted stock retainer of 2,470 shares on August 23, 2012. The amounts reported reflect the fair market value of the stock on the day the shares were granted (calculated using the closing price of our common stock on the grant date). All shares were awarded under and in accordance with our Equity and Cash Incentive Plan.

Resignation/Retirement of Directors

When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence) and the current needs of the Board. The Nominating and Corporate Governance Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved. In June 2013, Dr. Gee’s position with the University changed and he submitted a conditional resignation to the Nominating and Corporate Governance Committee of the Board. The Nominating and Corporate Governance Committee reviewed the resignation and recommended to the Board that Dr. Gee’s resignation not be accepted. The Board agreed with the recommendation and did not accept Dr. Gee’s resignation. A director may not stand for re-election to the Board after his or her 72nd birthday.

Stockholder Communications with the Board of Directors

The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board by writing to them at Bob Evans Farms, Inc., Attention Corporate Secretary, 3776 S. High St., Columbus, Ohio 43207. After October 14, 2013, the communication should be sent to Corporate Secretary at Bob Evans Farms, Inc., 8111 Smiths Mill Rd, New Albany, Ohio 43054.

E-mails may also be sent to the Audit Committee at: audit.comm@bobevans.com.

Stockholders should note that:

•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.

•

All other communications are initially reviewed by our general counsel before being forwarded to the appropriate board member(s) or party. The Lead Independent Director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Chairman of the Board receives copies of all other Board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Board Role in Risk Oversight

Our Board has overall responsibility for risk oversight with a focus on the most significant risks facing our Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to avoid or mitigate the potential adverse impact. Sometimes a higher degree of risk may be acceptable because of a greater perceived potential for a return on our investment.

Management is responsible for:

•	identifying risk and risk controls related to significant business activities;

•	identifying risks related to our short and long term strategies and the potential impact of such risks on our strategies; and

•	developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential return and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that we face and how we control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example,

•	the Audit Committee oversees our enterprise risk management program, as discussed in greater detail below, as well as issues related to internal controls over financial reporting;

•

the Nominating and Governance Committee oversees issues related to our governance structure, corporate governance matters and processes, risks arising from related person transactions, as well as issues related to Board and management succession;

•	the Finance Committee oversees issues related to our capital and debt structure; and

•	the Compensation Committee, with the assistance of the Audit Committee, oversee risks related to our compensation programs, as discussed in greater detail below.

Presentations and other information provided to the Board and its committees generally identify and discuss relevant risks and risk control. The Board assesses and oversees risks as a part of its review of our related business, financial or other activities.

Our Chief Risk and Compliance Officer manages our enterprise risk management program. This position was created to allow the Chief Risk and Compliance Officer to focus on the identification, assessment and mitigation of our significant risks. Our Chief Risk and Compliance Officer also reports directly to our Chief Executive Officer.

We have a formal enterprise risk management program that is overseen by our Audit Committee. Management, through its Enterprise Risk Management Steering Committee, completed a comprehensive enterprise risk management (“ERM”) review, in which the identification of enterprise level risks and mitigation processes were the primary topics. This review was overseen by the Audit Committee with the exception of the risks related to compensation programs, which was overseen by the Compensation Committee. These Committees, as well as the full Board, will continue to monitor ERM and will receive periodic updates. The

Audit Committee receives quarterly ERM updates, while the Board receives ERM updates at least twice per year. The Compensation Committee and the Audit Committee jointly complete an annual compensation risk assessment.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management, the Compensation Committee, and the Audit Committee have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available at the time of the filing of this proxy statement, management, the Compensation Committee and the Audit Committee, have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was conducted by management and overseen by the Compensation Committee, in consultation as needed with its independent compensation consultant, and also reviewed by the Audit Committee. In particular, in reaching its conclusion, these parties reviewed the compensation system in light of the following areas of risk:

•	whether a particular business unit carries a significant portion of the Company’s risk profile;

•	whether any business unit’s compensation structure is significantly different than that of the other business units;

•	whether any business unit is significantly more profitable than any other business unit; and

•	whether any business unit’s compensation expense is a significant percentage of its revenue.

These parties do not believe that any of these compensation risk factors applies to the Company’s compensation policies and practices in any meaningful manner.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with the law. The Code of Conduct embodies our expectations for ethical behavior, based on our BEST® Brand Builders, and is built around our corporate values. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. Our Board has also adopted a Code of Ethics for Financial Personnel that sets forth standards regarding honest and ethical conduct related to the preparation of our financial statements. A copy of the Code of Conduct and the Code of Ethics for Financial Personnel are available on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will also be disclosed on our Web site within five days following the date of the amendment or waiver.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Committee believes that our executive compensation program implements and achieves the goals of our compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. A significant portion of the total compensation opportunity for each of our executive officers is directly related to our stock price performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

We believe that we maintain “best practices” in our executive compensation programs. These practices include the following:

•	Our executive compensation program uses a variety of performance measures designed to reward total Company, business unit and individual performance.

•

We fully disclose the performance measures, as well as the minimum, target and maximum levels for awards, in a fully transparent and easy to understand format so our stockholders can understand our “pay for performance” philosophy and how it works.

•	Our annual equity awards are performance-based and provide for a minimum three-year vesting period (except in limited circumstances involving death, retirement and termination of employment).

•	Our equity plan has a “share ratio” feature for full value awards, so if we grant a share of restricted stock, 2.63 shares are deducted from the total number of shares available for grant.

•	Our equity plan prohibits the granting of options or stock appreciation rights at less than fair market value.

•	We no longer grant stock options.

•	Our equity incentive plan prohibits the repricing of equity awards without stockholder approval.

•	We prohibit our executive officers and directors from hedging, or engaging in any derivatives trading with respect to, our shares.

•	Other than our Chief Executive Officer, none of our executive officers has an employment agreement.

•	We do not provide tax “gross-ups” for perquisites provided to our executive officers, other than in the case of certain automobile use.

•	Our SERP is closed to future participants.

•	We require our executive officers and directors to meet and maintain their ownership of Company stock per our Stock Ownership Guidelines.

•

Under our recoupment policy, we can recover cash- or equity-based compensation paid to executive officers where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement, or in the event the officer takes actions that are contrary to the best interests of the Company.

•	Our executive compensation program includes a number of controls that mitigate risk, including the executive stock ownership guidelines, and, our ability to recoup compensation paid to executives.

•	The Compensation Committee has engaged its own compensation consultant.

•

The Compensation Committee, in conjunction with the Audit Committee, conducts an annual review and assessment of potential risks arising from our compensation programs (including the executive compensation program) and policies.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for U.S. public companies under federal law. At our 2011 Annual Stockholders’ Meeting, our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation.

In accordance with that policy and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve, on an advisory basis, the compensation of our named executives disclosed in the “Compensation Discussion and Analysis” section of this proxy statement, the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement for our 2013 Annual Stockholders’ Meeting.

At our Annual Stockholders Meetings in the last two years, the stockholders overwhelmingly approved the “say on pay” advisory vote to approve our executive compensation with a “FOR” vote in excess of 98 percent of the votes cast in both years.

The Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and in light of the approval by a substantial majority of our stockholders, did not implement changes to our executive compensation programs as a result of the vote. The Compensation Committee will continue to endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to support the Company’s business goals and promote short- and long-term profitable growth of the Company. Our equity plans are intended to align compensation with the long-term interests of our stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures articulated in “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

While this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results, and if those results reflect any broadly-held issues or concerns, we will consult directly with stockholders to better understand their views.

The advisory resolution on executive compensation requires the approval of the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NASDAQ Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “For” or “Against” the proposal.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Annual Stockholders meeting in 2014.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of Bob Evans’ executive compensation program?

The overall goal of our executive compensation program is the same as our goal for operating our Company — to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We seek to achieve this goal by striving to provide “pay for performance.” We use the following objectives to guide our overall approach for determining pay for our executive officers and to monitor and manage compensation:

•	Focusing our executive officers on increasing value for our stockholders through the achievement of our annual operating plan;

•	Competing effectively with other restaurant or food products companies and comparably sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.

What is the executive compensation program designed to reward?

Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. More than half of each executive officer’s potential, total annual compensation is comprised of an annual cash performance bonus and stock-based incentive compensation, each of which we describe in more detail below. We base all annual cash performance bonuses and most stock-based incentive compensation solely upon the achievement of performance goals derived from key business metrics associated with our annual operating plan and our BEST® (Bob Evans Special Touch) Brand Builders:

•	Win Together as a Team;

•	Consistently Drive Sales Growth;

•	Improve Margins With an Eye on Customer Satisfaction;

•	Be the BEST at Operations Execution; and

•	Increase Returns on Invested Capital.

The performance goals and related awards are designed to motivate our executive officers to accomplish financial and strategic business objectives and to perform at their highest level. Our executive compensation program is also designed to attract and retain key executives by paying salaries and benefits that are competitive in the restaurant and food products industries.

Does Bob Evans review the compensation of its executive officers to the compensation paid by other companies?

Yes. When we make compensation decisions, we review the compensation of our executive officers to the compensation of similarly positioned executives in survey data to gain a general understanding of current market compensation practices for these positions. We generally target each element of our executive officers’ compensation to be within 15 percent of the market median (50th percentile) of the restaurant and food products industries for comparable positions. We use market compensation information only as a reference point to review whether our compensation practices are consistent with the market so we can retain and attract executive talent.

Consistency with market compensation is not the only factor we consider in setting compensation. We believe that each executive officer’s compensation can be set at a level above or below the market median of the restaurant and food products industries depending on several factors, such as our Company’s performance, the individual’s performance, the individual’s current and potential future role with us, and whether the individual’s compensation is fair and equitable as compared to our other executive officers’ compensation. Based on market data, we believe that compensation within the restaurant and food products industries tends to be somewhat lower than the broader general industry segment. As a result, when we need to hire a new executive or retain an executive whose position is not specifically tied to the restaurant or food products industry, we may need to pay that executive more than the market median for that position within the restaurant industry and review the compensation for that position in the overall market. We strongly believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.

Towers Watson, our Compensation Committee’s executive compensation consultant, periodically provides the Compensation Committee with a report that reviews each element of our executive officers’ compensation (i.e., base salary, target cash bonus and target stock-based compensation) based on survey information. In fiscal 2013 Tower’s Watson’s review of market base salary data were “size-adjusted” to the Company’s estimated revenues following the divestiture of Mimi’s Café using regression analysis methodology to approximate pay for a company of similar size. It used three surveys, one being restaurant focused and two being general industry focused. The surveys were the Hay Group’s 2012 Chain Restaurant Total Rewards Association Compensation Survey , as well as two general industry compensation surveys, being the Towers Watson’s 2012 Executive Compensation Database and the Mercer’s 2012 US Executive Benchmark Database Survey Report. Our Compensation Committee does not know the names of the individual companies included in the surveys nor does it consider that information to be material. The information from these surveys is only used to provide the Compensation Committee with a general understanding of current compensation practices for our executive officer positions.

The Compensation Committee also reviews the compensation of our Chief Executive Officer and Chief Financial Officer to the compensation paid to officers holding these positions at a specific group of peer companies established by the Compensation Committee with the assistance of our compensation consultant. The Compensation Committee, with the assistance of our compensation consultant, reviews the companies included in this peer group periodically to ensure that they are still relevant for comparative purposes.

How is executive compensation determined?

Under its written charter, our Compensation Committee has the sole authority to determine all elements of our executive officers’ compensation, including the executive officers listed in the “Summary Compensation Table.” We refer to the executive officers listed in the Summary Compensation Table as our “named executives.” Additionally, the Compensation Committee is responsible for administering our Equity and Cash Incentive Plan (the “Equity and Cash Incentive Plan”) and has authority to grant stock-based awards to our employees.

Our Chief Executive Officer, Executive Vice President — Human Resources and a representative of our compensation consultant regularly attend Compensation Committee meetings. They also work closely with the Compensation Committee Chair in establishing and prioritizing projects and setting meeting agendas. At the request of the Compensation Committee, the compensation consultant and management prepare reports and other materials for each Compensation Committee meeting.

In setting executive compensation, the Compensation Committee holds discussions with our Chief Executive Officer, Executive Vice President — Human Resources, and a representative of the compensation consultant. Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our Chief Executive Officer, with the assistance of business segment leaders and our Human Resources Department, provides the Compensation Committee with a performance assessment of all executive officers (other than himself) and makes specific recommendations to the Compensation Committee regarding their compensation.

The Compensation Committee uses a formal performance planning and evaluation process for our Chief Executive Officer. At the start of each fiscal year, Mr. Davis creates objectives and development goals for himself and submits them to the Compensation Committee Chair and the Lead Independent Director. The Compensation Committee Chair and the Lead Independent Director, with input from the other independent directors, then prepare final objectives and development goals, which are submitted to the Compensation Committee for its approval.

Throughout fiscal 2013, the Compensation Committee Chair and the Lead Independent Director had informal discussions with Mr. Davis regarding his performance. At the end of the fiscal year, Mr. Davis provided a written self-assessment of his performance to the Board. Additionally, each independent director completed a written evaluation of Mr. Davis’ performance using an evaluation form adopted by the Compensation Committee. The evaluation form rated Mr. Davis’ performance based on:

•	Our overall financial performance;

•	Strategic planning, vision and leadership;

•	Relationship management; and

•	Personal and professional development.

The Compensation Committee Chair and the Lead Independent Director then prepared a formal evaluation of Mr. Davis’ performance using the self-assessment and the evaluation forms completed by the independent directors. The Compensation Committee took this information into consideration in setting Mr. Davis’ compensation and performance goals for fiscal 2014.

How does the Compensation Committee keep track of how much Bob Evans’ executive officers are paid?

When making compensation decisions, the Compensation Committee reviews tally sheets and wealth accumulation information prepared for each of our named executives by its compensation consultant. The purpose of the tally sheets and wealth accumulation information is to bring together, in one place, all of the elements of compensation for our named executives. Each summary contains the annual dollar value of each component of the named executive’s compensation, including base salary, annual cash performance bonus, stock-based compensation, perquisites (as defined by SEC regulations) and retirement benefits. This information is provided for the last two fiscal years so the Compensation Committee can compare the year-over-year differences in each component of compensation.

What are the elements of Bob Evans’ executive compensation program?

Our executive compensation program consists of the following elements:

•	Annual base salaries;

•	Annual cash performance bonuses;

•	Stock-based incentive compensation under our “Performance Incentive Plan;”

•	Retirement benefits;

•	Severance benefits; and

•	Perquisites and other employee benefits.

We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on Company, business unit and individual performance, emphasizes a strong “pay for performance” culture.

In fiscal 2010, the Compensation Committee implemented a new element to Mr. Davis’ compensation program, which provides for an award of a one-time long-term performance based incentive. This aspect of Mr. Davis’ compensation is described later in this “Compensation Disclosure and Analysis” section of this proxy statement.

Why does Bob Evans pay base salaries, annual cash performance bonuses and stock-based incentive compensation and how is the amount of each of these elements determined?

Annual Base Salaries.    Base salaries are primarily used to attract and retain the executives we need to accomplish our business objectives. When determining the base salaries of our executive officers, the Compensation Committee considers the:

•	importance of the executive officer’s job function;

•	executive officer’s scope of responsibility;

•	executive officer’s experience and tenure;

•	performance of our Company and the executive officer’s business unit;

•	executive officer’s individual performance and potential for future advancement; and

•

market median base salary for similarly positioned executives in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median base salary for the broader general industry segment is also considered).

The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

The following table shows the fiscal 2013 base salary for each of our named executives, as well as the percentage increase over the fiscal 2012 base salary.

Fiscal 2013 Base Salary Table

Named Executive	Fiscal 2013 Base Salary	Increase Over Fiscal 2012
Steven A. Davis	$785,400	0%
Chairman of the Board and Chief Executive Officer
Paul F. DeSantis	$375,000	0%
Chief Financial Officer, Treasurer and Assistant Secretary
Randall L. Hicks(1)	$425,000	21.4%
President, Bob Evans Restaurants
Harvey Brownlee(1)	$375,000	-9.0%
Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants
Richard B. Green	$285,000	0%
Chief Risk and Compliance Officer
Mark A. Mears Former President, Mimi’s Cafe	$350,000	0%

(1)	See discussion below regarding the realignment of positions in November, 2012, and the impact on Messrs. Hicks and Brownlee.

In setting the named executives’ base salaries for fiscal 2013, the Compensation Committee considered all of the factors described above, as well as the target level base salary increase for all of our corporate office employees in good standing, which was zero percent. As such, there were no base salary increases in fiscal 2013.

The Compensation Committee reviewed the compensation of Mr. Davis against the survey and database information discussed above, and consulted with its compensation consultant, and concluded that Mr. Davis’ base salary was appropriate. The Compensation Committee did the same review and concluded the same was true for Messrs. DeSantis, Hicks, Brownlee, Green and Mears.

Effective November 15, 2012, due to the realignment of several positions associated with the Company’s determination to seek strategic alternatives related to the Mimi’s Café restaurant chain, the Company made changes in the positions, titles and compensation of two of the Company’s named executive officers. Mr. Randall L. Hicks was promoted to President of Bob Evans Farms, Inc., an Ohio corporation (“Bob Evans Restaurants”). Bob Evans Restaurants owns and operates the Bob Evans® chain of restaurants. Mr. Hicks continued to report to Stephen A. Davis, the Chief Executive Officer and Chairman of the Board. Mr. Hicks’ base salary was increased by the Compensation Committee from $350,000 to $425,000. The base salary was determined by the Compensation Committee of the Board of Directors in part based upon an analysis prepared by the Compensation Committee’s outside compensation advisor. His target cash and stock bonus percentages were changed by the Compensation Committee from 60 to 65 percent, and from 95 to 125 percent, respectively, of his base salary. Mr. Harvey Brownlee’s position changed from President and Chief Restaurant Operations Officer to Executive Vice President and Chief Restaurant Operations Officer of Bob Evans Restaurants. Mr. Brownlee’s position reports to Mr. Hicks. His base salary was changed by the Compensation Committee from $412,000 to $375,000. His base salary was determined by the Compensation Committee in part based upon an analysis prepared by the Compensation Committee’s outside compensation advisor. His target cash and stock bonus percentages were changed by the Compensation Committee from 75 to 60 percent, and from 150 to 95 percent, respectively, of his base salary.

Annual Cash Performance Bonuses.    The annual cash performance bonus is an “at-risk” bonus designed to motivate our executive officers to achieve performance goals derived from our strategic plan. These performance goals consist of goals tied to objective Company and business unit performance measures, as well as individual performance goals tied to strategic plan initiatives.

Within the first 90-days of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. The Compensation Committee sets cash bonus targets based on the recommendation of the compensation consultant, the Chief Executive Officer and the Executive Vice President — Human Resources, as well as each executive officer’s job function and performance. The Compensation Committee also considers the market practices for annual cash bonuses for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median bonus opportunity for the broader general industry segment is also considered).

The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from 0 to 200 percent of their target cash bonuses (i.e., a sliding scale is used with 0 percent payout for performance below the minimum, 100 percent payout for performance at target, and 200 percent payout for performance at or above the maximum).

For fiscal 2013, the Compensation Committee set cash bonus targets for our named executives at 60 percent to 105 percent of their annual base salaries. The Compensation Committee set the fiscal 2013 cash bonus targets as follows: Messrs. Davis (105 percent), DeSantis (65 percent), Hicks (60 percent), Brownlee (75 percent), Green (60) percent, and Mears (60 percent).

The following table shows for each of our named executives: the target value of their fiscal 2013 target cash bonus, the amount of the cash bonus actually paid in June 2013, and the performance goals, weighting and goal attainment level:

Fiscal 2013 Target Annual Cash Bonus Table

			Bonus Performance Goals, Weighting and Goal Attainment Level
	2013 Target Cash	2013 Actual Cash			Minimum
					Target
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Steven A. Davis Chairman and Chief Executive Officer	$824,670	$508,244	Total Consolidated Operating Income(1)	50%	$103,071,000	$111,454,000
					$128,839,000
					$154,607,000
			EPS (Basic)(2)	20%	$2.10	$2.53
					$2.63
					$3.16
			Total Net Sales	10%	$1,315,786,000	$1,330,226,000
					$1,370,610,000
					$1,425,434,000
			Return on Stockholders’ Equity(1)	10%	10.6%	11.5%
					11.6%
					12.6%
			Strategic Plan Initiatives	10%	0%	175%
					100%
					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
	2013 Target Cash	2013 Actual Cash			Minimum
					Target
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	$243,750	$131,942	Total Consolidated Operating Income(1)	50%	$103,071,000	$111,454,000
					$128,839,000
					$154,607,000
			EPS (Basic)(2)	20%	$2.10	$2.53
					$2.63
					$3.16
			Total Net Sales	10%	$1,315,786,000	$1,330,226,000
					$1,370,610,000
					$1,425,434,000
			Return on Stockholders’ Equity(1)	10%	10.6%	11.5%
					11.6%
					12.6%
			Strategic Plan Initiatives	10%	0%	100%
					100%
					200%
Randall L. Hicks President, Bob Evans Restaurants	$276,250	$68,473	Bob Evans Restaurant Operating Income(1)	50%	$77,366,000	$80,938,000
					$96,707,000
					$116,048,000
			Bob Evans Restaurants Same Store Sales	30%	0.92%	1.03%
					2.92%
					4.92%
			Bob Evans Restaurants Guest Loyalty	5%	87%	88%
					89%
					91%
			ROIC — Remodels and New Store Openings	10%	10.5	13.8
					13.1
					15.7
			Strategic Plan Initiatives	5%	0%	50%
					100%
					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
	2013 Target Cash	2013 Actual Cash			Minimum
					Target
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	$225,000	$103,696	Bob Evans Restaurant Operating Income(1)	50%	$77,366,000	$80,938,000
					$96,707,000
					$116,048,000
			Bob Evans Restaurants Same Store Sales	20%	0.92%	1.03%
					2.92%
					4.92%
			Bob Evans Restaurants Guest Loyalty	5%	87%	88%
					89%
					91%
			ROIC — Remodels and New Store Openings	20%	10.5	13.8
					13.1
					15.7
			Strategic Plan Initiatives	5%	0%	0%
					100%
					200%
Richard B. Green Chief Risk and Compliance Officer	$171,000	$90,852	Total Consolidated Operating Income(1)	50%	$103,071,000	$111,454,000
					$128,839,000
					$154,607,000
			EPS (Basic)(2)	20%	$2.10	$2.53
					$2.63
					$3.16
			Total Net Sales	10%	$1,315,786,000	$1,330,226,000
					$1,370,610,000
					$1,425,434,000
			Return on Stockholders’ Equity(1)	10%	10.6%	11.5%
					11.6%
					12.6%
			Strategic Plan Initiatives	10%	0%	90%
					100%
					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
	2013 Target Cash	2013 Actual Cash			Minimum
					Target
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Mark A. Mears Former President — Mimi’s Cafe(3)	$210,000	$192,500	Mimi’s Café Restaurant Operating Income	50%	$3,588,000	Not Applicable(3)
					$4,485,000
					$5,382,000
			Mimi’s Café Restaurant Same Store Sales	30%	-.1%	Not Applicable
					1.9%
					3.9%
			Mimi’s Café Guest Loyalty Index	10%	82%	Not Applicable
					84%
					86%
			Strategic Plan Initiatives	10%	0%	Not Applicable
					100%
					200%

(1)	For purposes of these performance goals, the results excluded the impact of several items, primarily noncash gains and charges, which included restructuring charges, severance payments, impairment costs, asset write-offs and costs associated with pre-payment of debt. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items.

(2)	The term “EPS (Basic)” means earnings-per-share computations are based on the weighted-average number of shares of common stock outstanding during the period presented. A reconciliation of earnings per share is as follows:

Consolidated Financial Results (unaudited) (Thousands, except per share data)	Twelve Months Ended April 26, 2013
Operating loss as reported	$(43,857)
Non GAAP Earnings Adjustments	149,462
Other Earnings Adjustments	5,849
Adjusted operating income	111,454
Net Interest Expense as reported	11,485
Non GAAP Interest Expense Adjustments	(6,150)
Adjusted Interest Expense	5,335
Loss Before Income Taxes as reported	(55,342)
Adjusted Income Before Income Taxes	106,119
Benefit for Income Taxes as reported	(52,480)
Adjusted provision for Income Taxes	33,075
Net loss as reported	(2,862)
Adjusted Net Income	71,172
Earnings Per Share as reported:
Basic	$(0.10)
Diluted	$(0.10)
Adjusted Earnings Per Share:
Basic	$2.53
Diluted	$2.53
Average Shares Outstanding:
Basic	28,094
Diluted	28,094

(3)	Mr. Mears left the Company effective on February 15, 2013 at the time of the divestiture by the Company of the Mimi’s Café restaurant chain. This was prior to the Company’s fiscal year-end and before the Company knew the Actual Goal Attainment Levels. As part of the agreement with Mr. Mears regarding the divestiture, the Company paid Mr. Mears a cash bonus for fiscal 2013 of $192,500.

Stock-Based Incentive Compensation.     The Compensation Committee believes that stock-based incentive compensation represents a very effective method to link management objectives and stockholders’ interests because it focuses our executive officers on creating long-term stockholder value. Our annual stock-based incentive compensation program is called the Performance Incentive Plan. The Performance Incentive Plan has two primary goals:

•	to align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	to retain the key executives we need to drive our long-term business success.

Each fiscal year, the amount of stock-based compensation that each of our named executives can receive under the Performance Incentive Plan is equal to a percentage of the named executive’s base salary determined by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee sets each executive officer’s target stock-based incentive compensation based on the recommendation of the compensation consultant, the Chief Executive Officer and the Executive Vice President — Human Resources, each executive’s job function, performance and future potential, as well as the market median stock-based compensation opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for whom the market median stock-based compensation opportunity for the broader general industry segment is also considered).

Starting in fiscal 2011, 100 percent of each executive officer’s target stock-based incentive compensation consists entirely of performance-based restricted stock, which is awarded after the end of the fiscal year and vests ratably over the next three years. In prior years, executive officers received 25 percent of their target-based incentive compensation in the form of stock options.

This stock-based incentive compensation is “at risk” because the named executive must meet objective performance goals established by the Compensation Committee at the beginning of the fiscal year in order to receive the restricted stock award at the end of the fiscal year. These objective performance goals are tied to Company and business unit performance metrics derived from our annual operating plan, strategic plan goals and our BEST® Brand Builders. The amount of stock-based compensation granted depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our executive officers can receive anywhere from 0 to 150 percent of the at-risk portion of their target stock-based incentive compensation (i.e., a sliding scale is used with no award for performance below the minimum, 100 percent award for performance at target, and 150 percent award for performance at or above the maximum). The Compensation Committee believes that granting performance-based restricted stock is an appropriate form of incentive compensation because the value of the restricted stock is tied directly to our performance and it aligns the financial interests of our executive officers and stockholders.

Additionally, granting restricted stock when performance goals are achieved supports our goal of retaining key executives because the restricted stock vests over a three-year period beginning on the first anniversary of the grant date. If an executive officer’s employment with us terminates before the restricted stock vests, he or she will generally forfeit the unvested portion of the award. If the termination of employment is due to death, retirement or disability, the stock will still vest, and the Compensation Committee has discretion under the Equity and Cash Incentive Plan to allow the stock to vest if the termination is not for cause.

The Compensation Committee set fiscal 2013 target stock-based incentive compensation for our named executives at 95 percent to 250 percent of their base salaries. The Compensation Committee set the target stock-based incentive compensation targets as follows: Messrs. Davis (250 percent), DeSantis (105 percent), Hicks (95 percent), Brownlee (150 percent), Green (100 percent) and Mears (95 percent).

Effective November 15, 2012, due to the realignment of several positions associated with the Company’s determination to seek strategic alternatives related to the Mimi’s Café restaurant chain, the Company made changes in the positions, titles and compensation of two of the Company’s named executive officers. Mr. Randall L. Hicks was promoted to President of Bob Evans Farms, Inc., an Ohio corporation (“Bob Evans Restaurants”). Bob Evans Restaurants owns and operates the Bob Evans chain of restaurants. Mr. Hicks continued to report to Stephen A. Davis, the Chief Executive Officer and Chairman of the Board. Mr. Hicks’ base salary was increased by the Compensation Committee from $350,000 to $425,000. The base salary was determined by the Compensation Committee of the Board of Directors in part based upon an analysis prepared by the Compensation Committee’s outside compensation advisor. His target cash and stock bonus percentages were changed by the Compensation Committee from 60 to 65 percent, and from 95 to 125 percent, respectively, of his base salary. Mr. Harvey Brownlee’s position changed from President and Chief Restaurant Operations Officer to Executive Vice President and Chief Restaurant Operations Officer of Bob Evans Restaurants. Mr. Brownlee’s position reports to Mr. Hicks. His base salary was changed by the Compensation Committee from $412,000 to $375,000. His base salary was determined by the Compensation Committee in part based upon an analysis prepared by the Compensation Committee’s outside compensation advisor. His target cash and stock bonus percentages were changed by the Compensation Committee from 75 to 60 percent, and from 150 to 95 percent, respectively, of his base salary.

The following table shows for each of our named executives the target value of his fiscal 2013 target stock-based compensation, as well as the related performance goals and goal attainment level:

Fiscal 2013 Stock-Based Incentive Compensation Table

Named Executive	2013 Value of Target Stock-Based Compensation	2013 Value of Actual Stock-Based Compensation Awarded(1)	Bonus Performance Goals, Weighting and Attainment Level
			Goal(2)	Weighting	Minimum	Actual
					Target
					Maximum
Steven A. Davis Chairman and Chief Executive Officer	$1,963,500	$1,778,308	EPS (Basic)	100%	$2.10	$2.53
					$2.63
					$3.16
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	$393,750	$356,613	EPS (Basic)	100%	$2.10	$2.53
					$2.63
					$3.16
Randall L. Hicks President, Bob Evans Restaurants	$531,250	$282,690	Bob Evans Restaurant Operating Income	75%	$77,366,000	$80,938,000
					$96,707,000
					$116,048,000
			EPS (Basic)	25%	$2.10	$2.53
					$2.63
					$3.16
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	$356,250	$335,867	Bob Evans Restaurant Operating Income	75%	$77,366,000	$80,938,000
					$96,707,000
					$116,048,000
			EPS (Basic)	25%	$2.10	$2.53
					$2.63
					$3.16
Richard B. Green Chief Risk and Compliance Officer	$285,000	$258,120	EPS (Basic)	100%	$2.10	$2.53
					$2.63
					$3.16
Mark A. Mears(3) Former President, Mimi’s Cafe	$332,500	Not Applicable(3)	Mimi’s Operating Income	75%	$3,588,000	Not Applicable(3)
					$4,485,000
					$5,382,000
			EPS (Basic)	25%	$2.10	$2.53
					$2.63
					$3.16

(1)	In determining the number of shares of restricted stock or restricted stock units actually awarded, the closing stock price on the day of the grant is multiplied by a three year ratable vesting discount value of .9029 to obtain a modified closing stock price. The total value of the Performance Incentive Plan award is then divided by the modified closing stock price to increase the number of shares of restricted stock or restricted stock units awarded as a make-up for the pro-rata vesting over three years.

(2)

For purposes of these performance goals, the results excluded the impact of several items, primarily noncash gains and charges, which included among other items restructuring charges, severance payments, impairment costs, asset write-offs and costs associated with pre-payment of debt. The Compensation Committee decided to exclude these items during the first 90-days of the fiscal year so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items. For information on EPS (Basic), see footnote (2) under “Fiscal 2013 Target Annual Cash Bonus Table.”

(3)	Mr. Mears left the Company effective on February 15, 2013 at the time of the divestiture by the Company of the Mimi’s Café restaurant chain. This was prior to the Company’s fiscal year-end and before the Company knew the Actual Attainment Levels. Mr. Mears did not receive a Stock-Based Compensation Award.

In addition to the stock-based incentive compensation under our Performance Incentive Plan described above, Mr. Davis’ compensation package includes an additional stock-based compensation component. During fiscal 2010, we entered into an amended and restated employment agreement with Mr. Davis that provides for the award of performance shares to Mr. Davis based on our performance over the five-year period beginning in fiscal 2010 through fiscal 2014 (the “Five-Year Performance Period”). The purpose of this long-term performance-based incentive (“LTPBI”) is to increase stockholder value by establishing an additional compensation incentive for Mr. Davis which is linked directly to our long-term performance. The details of Mr. Davis’ employment agreement, including the LTPBI, are described under “Executive Compensation;” “Employment Agreement — Steven Davis.”

At the beginning of each fiscal year included in the Five-Year Performance Period, Mr. Davis is granted a number of performance shares equal to 125 percent of his base salary, divided by the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant. The amount of the final grant is based on the net income growth target established by the Compensation Committee at the outset of each fiscal year. At the time the target is set, the Compensation Committee also establishes factors that can be considered in the final determination of the net income growth target, such as adjusting the net income growth by the exclusion of restructuring or other charges.

Under this formula, Mr. Davis was granted 44,151 performance shares (125 percent multiplied by his fiscal 2010 base salary of $770,000 divided by an average stock price of $21.80) at the beginning of fiscal 2010. The performance shares granted are added to a “Potential Award Pool” at the end of each fiscal year if we achieve the net income growth target established by the Compensation Committee at the outset of that fiscal year, and as may be adjusted by the Compensation Committee at the time of the award. The Compensation Committee approved adding Mr. Davis’ fiscal 2010 grant of 44,151 performance shares to the Potential Award Pool because our fiscal 2010 adjusted net income growth target was 9.6 percent higher than our fiscal 2009 adjusted net income target.

Mr. Davis was granted 33,067 performance shares (125 percent multiplied by his fiscal 2011 base salary of $785,400 divided by an average stock price of $29.69) at the beginning of fiscal 2011. For fiscal 2011 the Compensation Committee determined that Mr. Davis’ grant of 33,067 performance shares would be added to the Potential Award Pool only if our fiscal 2011 net income growth was greater than or equal to 6.4% percent or the 50th percentile net income growth of our peer group. The Compensation Committee did not approve adding Mr. Davis’ fiscal 2011 grant of 33,067 performance shares to the Potential Award Pool because our fiscal 2011 adjusted internal net income growth target was -8.2 percent lower than our adjusted fiscal 2010 internal net income target and he did not meet the net income growth target of at least the 50th percentile of the peer group.

For fiscal 2012 the Compensation Committee determined that Mr. Davis’ grant of 30,699 performance shares would be added to the Potential Award Pool only if our fiscal 2012 adjusted net income growth target was greater than or equal to 10.8 percent or the 50th percentile net income growth of our peer group. The

Compensation Committee approved adding Mr. Davis’ fiscal 2012 grant of 30,699 performance shares to the Potential Award Pool because our fiscal 2012 adjusted internal net income growth was 13.4 percent.

For fiscal 2013 the Compensation Committee determined that Mr. Davis’ grant of 26,441 performance shares would be added to the Potential Award Pool only if our fiscal 2013 adjusted net income growth target was greater than or equal to 2.6 percent or the 50th percentile net income growth of our peer group. The Compensation Committee did not approve adding Mr. Davis’ fiscal 2013 grant of 26,441 performance shares to the Potential Award Pool because our fiscal 2013 adjusted internal net income growth target was -7.2 percent lower than our adjusted fiscal 2012 internal net income target and he did not meet the net income growth target of at least the 50th percentile of the peer group.

Summary of LTPBI Shares Granted and Potential Award Shares — Fiscal Year 2013 Table

Fiscal Year	Shares “Granted”	Potential Award Pool Shares
2010	44,151	44,151
2011	33,067	0
2012	30,699	30,699
2013	26,441	0
Total		74,850

In order for Mr. Davis to receive any of the performance shares in the Potential Award Pool at the end of fiscal 2014, our annual average total stockholder return (“TSR”) over the Five-Year Performance Period must be equal to or greater than the 50th percentile as compared to the Peer Group. Our fiscal 2013 TSR was in the 4th percentile as compared to the Peer Group. Therefore, if our performance for fiscal year 2014 equaled this rate, Mr. Davis would not qualify to receive a portion of the award pool of performance shares at the end of fiscal 2014.

What retirement benefits does Bob Evans provide to its executives?

Our Compensation Committee and management believe that it is important to provide post-retirement benefits to employees who reach retirement age. Our retirement benefits consist of the following components:

401(k) Plan. We maintain a 401(k) tax-qualified retirement savings plan. All of our employees who are age 19 or older are eligible to participate in the 401(k) plan after they complete 1,000 hours of service. Our executive officers participate in the 401(k) plan on the same basis as all other employees.

Our 401(k) plan operates on a calendar year. Currently, any company match of employee contributions will be based on our financial performance. For calendar year 2012 (which included part of our fiscal 2012 and fiscal 2013 years), the Board approved a matching contribution of $.58 on the dollar for the first six percent of compensation contributed to the 401(k) plan. This matching contribution was based on our earnings during calendar year 2012. Any future matching contributions to the 401(k) plan will continue to be based upon our financial performance. Employee contributions to the 401(k) plan vest immediately, while our matching contributions vest in increments based on years of service (with participants being 100 percent vested after 6 years of service).

The Internal Revenue Service places limits on amounts that “highly compensated employees,” like our executive officers, may contribute to 401(k) plans. These limits generally mean that our employees who made $110,000 or more in calendar year 2012 cannot contribute more than three percent of their compensation or $7,500, whichever is less, to the 401(k) plan in calendar year 2013. Also, because of these limits, our matching contributions to the 401(k) plan accounts of highly compensated employees are limited. Our matching contributions to the 401(k) accounts of our named executives are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “All Other Compensation” table, located in the “EXECUTIVE COMPENSATION” section of the proxy statement.

Employees can elect to receive their 401(k) plan account balances in a lump sum or in installments spread over a maximum of 10 years. Employees will receive a distribution upon normal retirement (age 62), early retirement (age 55 with at least six years of service), death, disability or termination of employment. They may also receive distributions while they are still employed if they suffer a financial hardship or reach age 62.

Executive Deferral Plan.    We maintain an executive deferral plan, which is a nonqualified deferred compensation plan, intended to supplement our 401(k) plan. Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and up to 100 percent of their cash bonus and stock awards into the plan before most taxes are withheld. For calendar year 2012 (which includes part of our fiscal 2012 and fiscal 2013 years), the Board approved a matching contribution of $.58 on the dollar for (1) the first six percent of compensation contributed to the executive deferral plan, less (2) the actual deferral percentage for each under the 401(k) plan. This matching contribution was based on our earnings during calendar year 2012.

We believe the executive deferral plan promotes personal savings and helps offset contribution limits under our 401(k) plan. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. For a more detailed description of the deferral plan and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation, located in the “EXECUTIVE COMPENSATION” section of this proxy statement.

Supplemental Executive Retirement Plan.    We maintain a supplemental executive retirement plan or “SERP” for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. The SERP is designed to pay a participant, who retires after the participant’s 62nd birthday with an annual target benefit up to 55 percent of the participant’s final average earnings (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. For a more detailed description of the SERP and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation, located in the “EXECUTIVE COMPENSATION” section of this proxy statement.

In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary incentive for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is an effective tool for retaining these executives and these participants relied upon their participation in the SERP when deciding to join us and/or remain in our employ.

Does Bob Evans provide any of its executive officers with severance or change in control benefits?

Yes, under the terms of our equity-based compensation plans, our employment agreement with Mr. Davis and our Change in Control and Severance Program (the “CIC/Severance Program”), our named executives are entitled to payments and benefits under certain circumstances, including a termination of employment in connection with a change in control. These arrangements are described in detail under “Executive Compensation” — “Employment Agreement – Steven A. Davis” and “Change in Control and Severance Program,” later in the proxy statement. A table showing the incremental compensation that would have been payable to our named executives at the end of fiscal 2013 under various termination of employment scenarios is located under the heading “Potential Payouts upon Termination or Change-in-Control” later in this proxy statement.

The change in control benefit provided for in the CIC/Severance Program is designed to retain key executives during the period in which a transaction involving a change in control is being negotiated or during a period in which a hostile takeover is being attempted. We believe that our operations and the overall value of our Company could be adversely affected if the officers who have change in control benefits left us during or immediately after our acquisition by another company.

Does Bob Evans provide its executives with perquisites?

Due to the regional nature of our business and the need for our officers and other personnel to spend time in the field visiting our restaurants, food products plants, customers and key suppliers, all of our officers, including the named executives, are provided with a monthly car allowance or a company car. For the same reasons, we also provide our executive officers with the occasional use of a corporate aircraft for business travel. We share the corporate aircraft with another company through a joint ownership arrangement. We do this in order to provide efficient business travel options for our executive officers. We generally do not allow personal use of the corporate aircraft which would cause us to incur incremental costs. There was no personal use of the corporate aircraft in fiscal 2013. If there is any personal use, it must first be approved by the Lead Independent Director and any use is conditioned upon the complete reimbursement of the associated cost.

The value and type of “perquisites” (as defined by the regulations of the SEC) provided to our named executives in fiscal 2013 are included in the “All Other Compensation” column of the “Summary Compensation Table,” and the “All Other Compensation” table.

What other benefits does Bob Evans provide to its executives?

All of our executive officers are eligible to participate in our employee benefit programs, including life, health and dental insurance plans, on the same terms as all other full time employees.

Does Bob Evans have a policy for granting equity awards?

We have a formal “Equity Award Granting Policy.” Among other things, the policy:

•	states that the exercise price of all equity awards will be the closing price of our stock on the grant date;

•	states that the Compensation Committee or the full Board must approve all equity awards at a meeting (not by written consent); and

•	sets forth specific procedures for issuing and documenting equity awards.

Historically, we have granted equity awards to our employees at a fixed time every year, the date of the regularly scheduled Compensation Committee meeting in June. The June meeting occurs after we release our fiscal year-end financial results with sufficient time to elapse for the public to absorb our results. The annual performance awards are based on financial metrics that are fixed approximately a year in advance of the June Compensation Committee meeting. If the metrics are met, and the Compensation Committee grants the performance awards, the grant then vests on a pro rata basis over a three year period, with the first third vesting a year after the grant date.

We make annual equity awards to members of our Board in accordance with our Director Compensation Program. These awards are issued on the date directors are elected at our annual meeting of stockholders in August. The annual meeting of stockholders is also scheduled to occur after the release of our year-end and first quarter financial results.

We do not “backdate” equity awards. Also, our current stock-based compensation plan prohibits repricing equity awards without stockholder approval.

What is the role of the compensation consultant?

Role.    The role of the compensation consultant is to assist the Compensation Committee by providing objective information and expertise necessary for the Compensation Committee to make informed decisions that are in the best interests of our business and stockholders. The compensation consultant also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and our industries in particular.

Charter.    The Compensation Committee charter provides that the Compensation Committee has sole authority to retain and terminate a compensation consulting firm and to approve the terms and fees of any such firm for services provided to the Compensation Committee. In addition the Charter states that the Compensation

Committee has to approve any engagement of a compensation consulting firm by the Company. In February 2013, the Compensation Committee charter was amended to provide that before engaging a compensation adviser (other than in-house legal counsel), the Compensation Committee shall consider all factors as could affect the independence of such consultant, counsel or advisor as may be identified from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management, including the six factors currently enumerated under Exchange Act Rule 10C-1 and the NASDAQ listing standards.

Services and Retention from 2012 to 2013.    For the period of May 1, 2012 through April 30, 2013 (“2013 Service Period”), the Compensation Committee engaged Towers Watson to provide executive compensation consulting services. Prior to retaining Towers Watson for executive compensation consulting services, the Compensation Committee considered Towers Watson’s relationships with the Company, the level of fees paid to Towers Watson, and Towers Watson’s policies described below that are designed to mitigate potential conflicts of interest. The Compensation Committee also considered the quality of the services Towers Watson provided to the Compensation Committee in the past and the ability of Towers Watson personnel to provide objective assistance and advice to the Compensation Committee.

Towers Watson has assisted the Compensation Committee since 2004 with specific projects, including the periodic comparison of our executive officer and director compensation to market compensation practices, the design of the Performance Incentive Plan and the development of the Equity and Cash Incentive Plan. A representative of Towers Watson usually attends meetings of the Compensation Committee that deal with executive compensation matters. During the 2013 Service Period, Towers Watson worked with the Compensation Committee on a number of compensation projects, including:

•	reviewing and analyzing our compensation programs;

•	developing methods for further aligning our compensation program with our compensation philosophy;

•	reviewing our peer group;

•	reviewing our compensation programs and making recommendations regarding possible changes to those programs; and

•	keeping the Compensation Committee informed of recent trends and developments in officer and director compensation, as well as legislation impacting executive compensation.

Towers Watson has also been engaged by the Company (after approval from the Compensation Committee) for certain services unrelated to executive compensation consulting, primarily consulting services related to our health care plan and our other health and welfare plans.

For the 2013 Service Period, Towers Watson was paid $251,358 for executive compensation consulting services provided to the Compensation Committee, and was directly and indirectly paid approximately $480,836 for services provided to the Company related to our health care plan and our other health and welfare plans.

With regard to the services provided by Towers Watson to the Company outside of its executive compensation consulting work for the Compensation Committee, we have a “commission recapture” arrangement. We believe this is a common practice and it is very beneficial for the Company. Under the arrangement Towers Watson receives a rebate from third parties on commissions that are paid by us for products and coverage related to our health care plan and other health and welfare plans. Towers Watson credits the recaptured commissions received by it from the third parties against the amounts the Company owes to Towers Watson for services related to our health care plan and other health and welfare plans.

During the 2013 Service Period, the commission recapture credit was $380,007. As such, while Towers Watson performed services for the Company related to our health care plan and other health and welfare plans with an invoiced value of $480,836, the amount the Company actually paid Towers Watson for these services was $84,142, and the Company accrued credits of $16,687 for future services related to our health care plan and other health and welfare plans. The following table shows the nature and amount of fees invoiced by Towers Watson, as well as the amounts Towers Watson received from us and from the commission recapture arrangement.

	Executive Compensation Consulting Services	Other Consulting Services Related to Health and Welfare Plans
	$251,358	$480,836
Commission Recapture Credit Against Invoiced Amounts	$0	$(380,007)
Total Fees Paid by Us	$251,358	$84,142

Credit	$0	$16,687

Services and Retention in 2013 to 2014.    For the period of May 1, 2013 through April 30, 2014 (“2014 Service Period”), the Compensation Committee re-engaged Towers Watson to provide executive compensation consulting services. Prior to determining to retaining Towers Watson for the 2014 Service Period, as required in the Committee’s Charter, the Compensation Committee considered all factors that could affect the independence of Towers Watson, including the six factors currently enumerated under Exchange Act Rule 10C-1 and the NASDAQ listing standards.

The Compensation Committee also approved the continued engagement by the Company of Towers Watson for services originally approved in 2012 related to our health care plan and other health and welfare plans. This approval of the continued engagement by the Company was based on the understanding that Towers Watson’s services will cease on or before December 31, 2013. It is expected that most of the services approved will be completed at or around the end of October 2013.

Independence Review.    Towers Watson confirmed to the Compensation Committee in writing that it maintains policies and processes to mitigate potential conflicts of interest issues that could impair its independence when providing consulting services to the Compensation Committee, while also providing other services to the Company. These included the following:

•

the individuals who provide consulting services to the Compensation Committee were not personally involved in doing work in any of the other areas in which Towers Watson provided other services to the Company;

•

the individuals who provide consulting services to the Compensation Committee did not share information about the specific work they did on behalf of the Compensation Committee with other Towers Watson staff who provided assistance to the Company on other engagements;

•

the individuals who provide consulting services to the Compensation Committee were not directly compensated for increasing the total revenues that Towers Watson generated from providing other services to the Company or expanding the range of such services that Towers Watson provided to the Company; and

•	the individuals who provide consulting services to the Compensation Committee are prohibited from owning any stock in the Company.

The Compensation Committee also considered that no business or personal relationships exist between any members of the Towers Watson team advising the Company, on the one hand, and the Company, any member of the Compensation Committee or any of our executive officers, on the other hand, other than in connection with the services provided and that the total fees paid by the Company to Towers Watson for all services during fiscal 2013 were far less than 1 percent of Towers Watson’s total revenue for the fiscal year ended June 30, 2012 of $3.4 billion.

Based on the Compensation Committee’s analysis of these factors and the fact that Towers Watson will cease doing work for the Company following the end of its current engagement on or before December 31, 2013, the Committee determined that adequate safeguards were in place to assure that the engagement of Towers Watson to provide consulting services relating to our health and welfare plans for a portion of the 2014 Service Period would not cause Towers Watson to be unduly influenced by management and that Towers Watson would be able to provide the Compensation Committee with direct and objective advice and recommendations regarding our executive compensation policies and decisions.

Other Advisors and Legal Counsel.    In addition to Towers Watson, the Compensation Committee has also relied upon in-house counsel to provide legal advice to the Committee regarding its role, responsibilities, and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies from a legal perspective. In-house counsel typically attends the meetings of the Compensation Committee. In-house counsel has on occasion sought the advice of outside counsel in the formulation of in-house counsel’s advice to the Compensation Committee.

Does Bob Evans have stock ownership requirements?

Yes, we implemented stock ownership guidelines for our directors and officers in 2005, and the guidelines are updated periodically. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.

The ownership guidelines for our officers vary based on the officer’s pay and position. The following table shows our current stock ownership guidelines:

Position	Number of Shares
Chief Executive Officer	100,000
Chief Financial Officer	40,000
Chief Risk and Compliance Officer	40,000
President, BEF Foods	40,000
President, Bob Evans Restaurants	40,000
Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	40,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000
Member, Board of Directors	12,500

We count shares beneficially owned, as well as unvested restricted stock and phantom stock/share equivalent units held beneficially through our 401(k) plan, the dividend reinvestment plan and under our deferred compensation programs toward these requirements. We do not, however, count unexercised stock options toward the ownership requirements.

Each of our officers and directors is expected to meet 50 percent of the applicable stock ownership guideline within three years and 100 percent of the stock ownership guideline within five years from the later of (1) the implementation of revised stock ownership guidelines; (2) his/her election as an officer or director; or (3) his/her promotion to a position with a higher stock ownership guideline. The number of shares owned by each of our directors and named executives as of June 21, 2013, is shown in the table under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

What is the potential impact of executive misconduct on compensation?

The Compensation Committee has adopted an Executive Compensation Recoupment Policy (the “Recoupment Policy”). Each executive officer has executed an agreement acknowledging their understanding of the Recoupment Policy. Under the Recoupment Policy, we may recoup annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation (other than salary) paid to our executive officers under certain circumstances. The Recoupment Policy will apply in the event of a restatement of our previously issued financial statements as a result of error, omission, fraud or noncompliance with financial reporting requirements. The Compensation Committee will review the facts and circumstances underlying any restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that we attempt to recover all or a portion of the compensation paid to an executive officer (other than salary) with respect to any fiscal year in which our financial results are negatively affected by the restatement. Recoupment may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to us of stock sale proceeds. In any instance in which the Compensation Committee concludes that an executive officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover, and the executive officer will forfeit or repay, all of the executive officer’s compensation (other than salary) for the relevant period, plus a reasonable rate of interest.

Additionally, if the Board were to determine that an executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the executive officer for breach of fiduciary duty. Our Equity and Cash Incentive Plan provides that all unvested awards under the Equity and Cash Incentive Plan will be forfeited if an employee’s service is terminated for cause. If our Chief Executive Officer or Chief Financial Officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation, and profits from sales of our stock.

Does Bob Evans consider tax and accounting implications when making compensation decisions?

Yes, the Compensation Committee considers the financial reporting and tax consequences to us of compensation paid to our executive officers when it determines the overall level of compensation and mix of compensation components. The Compensation Committee generally seeks to balance the goal of providing our executive officers with appropriate compensation with the need to maximize the deductibility of compensation.

Section 162(m) of the Internal Revenue Code (“Code”) prohibits us from claiming a deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our Chief Executive Officer and our three other most highly compensated executive officers (but excluding our Chief Financial Officer) who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders.

We do not have a policy requiring all compensation to be deductible under Code Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the annual cash performance bonus and stock-based compensation components of our executive compensation program to qualify as performance-based compensation by setting goals that are based on the performance criteria approved by our stockholders as part of our Equity and Cash Incentive Plan (with limited exceptions for some individual performance goals). We were able to deduct all of the compensation we paid in fiscal 2013.

Our CIC/Severance Program became effective on January 1, 2011 and eliminated the tax gross up provisions we had in effect prior to that date that existed in the individual change in control agreements we had with some of our officers.

We have amended our compensation plans to comply with Section 409A of the Code. Section 409A is intended to eliminate perceived abuses related to the timing of elections and distributions, as well as the acceleration of payments, under nonqualified retirement plans and other nonqualified deferred compensation arrangements.

What significant actions has the Compensation Committee taken since the end of fiscal 2013?

Our Compensation Committee has reviewed the performance of our Company and our executive officers for fiscal 2013, including the extent to which the performance goals set at the beginning of the fiscal year were met. Based on this review, the Compensation Committee approved the annual cash bonuses and long-term incentive awards outlined in the tables above.

The Compensation Committee established fiscal 2014: (1) base salaries; (2) annual cash bonus targets and related performance goals; and (3) target stock-based compensation and related performance goals under the Performance Incentive Plan for our executive officers.

The following table sets forth the approved 2014 base salaries and percent increase over 2013 base salary:

Fiscal 2014 Base Salary Increase Table

Name and Title	Base Salary Increase	Fiscal 2014 Base Salary
Steven A. Davis Chairman of the Board and Chief Executive Officer	3%	$808,962
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	2%	$382,500
Randall L. Hicks President, Bob Evans Restaurants	2%	$433,500
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	0%	$375,000
Richard B. Green Chief Risk and Compliance Officer	2%	$290,700

Based on the survey and salary information discussed above, as well as discussions with Towers Watson, the Compensation Committee determined that the named officers’ base salaries should be increased marginally, with the exception of Mr. Brownlee. In making this decision, the Compensation Committee took into consideration the fact that the Base Salary for the executive officers has not increased during the last several years unless there was a change in duties or responsibilities.

In the case of Mr. Davis, the Chief Executive Officer, the Compensation Committee considered his overall performance, in particular his leadership in key strategic initiatives such as the divestiture of the Mimi’s Café restaurant chain, as well as the level of his Base Salary to that of comparable positions based on the survey information provided by Towers Watson. The Compensation Committee concluded that a 3 percent increase would appropriately recognize Mr. Davis’ performance while remaining reasonable relative to the market survey information.

For Mr. DeSantis, the Compensation Committee noted that his Base Salary was low relative to market levels as indicated by the surveys, so the Compensation Committee determined that an increase was appropriate. The Compensation Committee agreed that 2 percent was a reasonable increase so that Mr. DeSantis’ Base Salary was closer to the median as indicated by the surveys, while recognizing that the Company did not perform to expected levels of profitability during the fiscal year. In determining the Base Salaries for Messrs. Hicks and Green, the Compensation Committee determined they were similarly situated as Mr. DeSantis, and that a 2 percent increase of each of their Base Salary’s was also an appropriate level of increase. In determining the Base Salary for Mr. Brownlee, the Compensation determined not to make any adjustments at this time as his Base Salary had recently been adjusted as part the Company’s realignment of positions due to the divestiture of the Mimi’s Café restaurant chain.

The table below sets forth the fiscal 2014 target annual cash bonus (as a percentage of annual base salary) and associated performance goals established by the Compensation Committee for each named executive:

Fiscal 2014 Target Annual Cash Bonus Table

	2014 Target Annual Cash	Bonus Performance Goals
Name and Title	Bonus	Goal	Weighting
Steven A. Davis Chairman and Chief Executive Officer	105%	Total Consolidated Operating Income	20%
		Earnings Per Share (Basic)	30%
		Total Net Sales	10%
		Return on Stockholders’ Equity	20%
		Strategic Plan Initiatives	20%
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	65%	Total Consolidated Operating Income	20%
		Earnings Per Share (Basic)	30%
		Total Net Sales	10%
		Return on Stockholders’ Equity	20%
		Strategic Plan Initiatives	20%
Randall L. Hicks President, Bob Evans Restaurants	65%	Bob Evans Restaurant Operating Income	25%
		Bob Evans Restaurant Net Sales	25%
		Bob Evans Restaurant ROIC	30%
		Strategic Plan Initiatives	20%
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	60%	Bob Evans Restaurant Operating Income	25%
		Bob Evans Restaurant Net Sales	25%
		Bob Evans Restaurant ROIC	30%
		Strategic Plan Initiatives	20%
Richard B. Green Chief Risk and Compliance Officer	60%	Total Consolidated Operating Income	20%
		Earnings Per Share (Basic)	30%
		Total Net Sales	10%
		Return on Stockholders’ Equity	20%
		Strategic Plan Initiatives	20%

(1)	For purposes of fiscal 2014 performance goals, the Compensation Committee determined within the first 90-days of the fiscal year that it may exclude certain income and/or expense items that are not indicative of ongoing results including: “strategic” items (charges or credits related to our high-level strategic direction, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).

The Compensation Committee has consistently sought to utilize performance goals for its executives that are aligned with our stockholders interests. As the Compensation Committee determined the key goals for the fiscal year 2014 incentive compensation, a priority was given to using goals that would incentivize actions to meet the stockholders interests. For the executives whose responsibilities are primarily company-wide, such as Messrs. Davis, DeSantis and Green, the Compensation Committee selected the Company’s Total Consolidated

Operating Income, Earnings Per Share, Total Net Sales and Return on Stockholders’ Equity. The Compensation Committee believes these goals will strongly encourage these executives to drive successful execution of key performance indicators, which past performance has demonstrated drives stockholder value. The Compensation Committee also determined that 20 percent of each of these executives’ annual cash incentive opportunity would be tied to strategic goals specific to that executive. The Compensation Committee determined the goals for Messrs. Hicks and Brownlee are similar, with the exception that their goals are specific to the performance of the Company’s Bob Evans Restaurant segment. For fiscal year 2014 these strategic plan initiatives include items such as sales growth through new initiatives, the Farm Fresh Refresh program, and the opening of new restaurants.

The table below sets forth the target stock-based incentive compensation (as a percentage of annual base salary) and performance goals established by the Compensation Committee for each named executive under the Performance Incentive Plan for fiscal 2014:

Fiscal 2014 Target Stock-Based Incentive Compensation Table

Name and Title	Bonus Performance Goals(1)
	2014 Target Stock Incentive Compensation	Goal	Weighting
Steven A. Davis Chairman of the Board and Chief Executive Officer	275%	EPS (Basic)	100%

Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	110%	EPS (Basic)	100%

Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	125%	Bob Evans Restaurants Operating Income EPS (Basic)	75 25	% %

Harvey Brownlee Senior Vice President and Chief Restaurant Operations Officer — Bob Evans Restaurants	95%	Bob Evans Restaurants Operating Income EPS (Basic)	75 25	% %

Richard B. Green Chief Risk and Compliance Officer	100%	EPS (Basic)	100%

(1)	For purposes of fiscal 2014 performance goals, the Compensation Committee determined within the first 90-days of the fiscal year that it may exclude certain income and/or expense items that are not indicative of ongoing results including: “strategic” items (charges or credits related to our high-level strategic direction, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).

As with the Annual Cash Bonus goals, the Compensation Committee adopted goals that are designed to create value for the stockholders. As such, the Compensation Committee determined that Messrs. Davis, DeSantis and Green’s Stock-Based Incentive awards are measured by the Company’s Earnings Per Share goals, while Messrs. Hicks’ and Brownlee’s Stock-Based Incentive awards are measured by the Company’s Earnings Per Share goals as well as the Bob Evans Restaurants operating income. The Compensation Committee also determined to adjust the weighting percentages based on the executive’s line-of-sight metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 26, 2013.

Submitted by the Compensation Committee:
Paul S. Williams (Chairperson), Michael J. Gasser and G. Robert Lucas

EXECUTIVE COMPENSATION

Summary Compensation for Fiscal 2013, 2012 and 2011

The following table lists the fiscal 2013, 2012 and 2011 annual compensation of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, as well as a former named executive officer, as of the end of Fiscal 2013. These executive officers, with the exception of our former officer, Mr. Mears, are our “named executives” for fiscal 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Steven A. Davis Chairman of the Board and Chief Executive Officer	2013 2012 2011	$785,400 785,400 784,808	0 0 0	$2,561,456 1,896,856 1,684,160	$0 0 349,863	$508,244 725,957 511,924	$254,849 225,995 256,660	$4,109,949 3,634,208 3,587,415
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	2013 2012 2011	375,000 375,000 43,269	0 0 0	542,831 56,459 0	0 0 0	131,942 202,386 19,750	47,213 32,746 2,595	1,096,986 666,591 65,614
Randall L. Hicks President, Bob Evans Restaurants	2013 2012 2011	380,865 350,000 337,933	0 0 0	390,455 308,912 169,299	0 0 44,982	68,473 201,432 147,993	85,382 64,092 87,826	925,175 924,436 788,033
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	2013 2012 2011	396,773 412,000 411,538	0 0 0	574,734 500,015 323,710	0 0 109,048	103,696 202,797 200,928	95,676 89,982 88,934	1,170,879 1,204,794 1,134,158
Richard B. Green Chief Risk and Compliance Officer	2013 2012 2011	285,000 285,000 285,000	0 0 0	391,715 332,717 48,405	0 0 10,052	90,852 141,981 100,602	31,153 31,648 76,273	798,720 791,346 520,332
Mark A. Mears Former, President, Mimi’s Cafe	2013 2012	311,505 343,269	0 0	92,452 518,533	0 0	0 40,110	972,383 32,540	1,376,340 934,453

(1)	Each of the named executives, except Messrs. Brownlee and Green, deferred a portion of his salary to our executive deferral plan, which is included in the “Nonqualified Deferred Compensation” table that follows. Each of the named executives also contributed a portion of his salary to our 401(k) plan.

(2)	Amounts in this column represent cash bonus amounts that are not performance based, such as discretionary cash bonuses. Our bonus programs are performance based.

(3)	These amounts represent the aggregate grant date fair value of awards for fiscal years 2013, 2012, and 2011, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future. To see the value actually received by the named executive officers in fiscal year 2013, see the Option Exercises and Stock Vested for Fiscal 2013 Table. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 4 of our financial statements in our Annual Report on Form 10-K for the year ended April 26, 2013 as filed with the SEC. See the “Grants of Plan-Based Awards for Fiscal 2013” table for information on stock awards made in fiscal 2013.

(4)	The amounts in this column represent the annual cash bonus earned by each of the named executives in the fiscal year indicated based on the achievement of performance goals established by the Compensation Committee at the beginning of that fiscal year. Bonuses shown were paid within two months after the end of the respective fiscal year, and each of the named executives, except Messrs. Brownlee, DeSantis and Green in 2012, deferred a portion of his cash bonus to our executive deferral plan. The amounts deferred in fiscal 2011 were included in the “Nonqualified Deferred Compensation Table” for fiscal 2012. The amounts deferred in fiscal 2012 are included in the “Nonqualified Deferred Compensation Table” for fiscal 2013. The amounts deferred in fiscal 2013 will be included in the “Nonqualified Deferred Compensation Table” for fiscal 2014.

(5)	See the “All Other Compensation for Fiscal 2013 Table” below for additional information.

All Other Compensation for Fiscal 2013

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above for fiscal 2013.

All Other Compensation for Fiscal 2013 Table

Name of Executive	Contributions to Employee Plans(1)	Tax Reimbursement Payments(2)	Personal Use of Automobile and/ or Auto Allowance(3)	Other(4)	Total
Steven A. Davis Chairman of the Board and Chief Executive Officer	$221,914	$10,669	$17,612	$4,654	$254,849
Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	21,038	3,100	22,490	585	47,213
Randall L. Hicks President, Bob Evans Restaurants	65,141	8,312	11,101	828	85,382
Harvey Brownlee Executive Vice President and Chief Restaurant Operations Officer, Bob Evans Restaurants	69,087	3,100	22,490	999	95,676
Richard B. Green Chief Risk and Compliance Officer	4,350	3,100	22,490	1,213	31,153
Mark A. Mears Former President, Mimi’s Cafe	14,413	13,461	19,117	925,392	972,383

(1)	The amounts in this column include our contributions to the accounts of each of the named executives under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (“SERP”). In fiscal 2013, we made a $4,350 matching contribution to the 401(k) plan account of each of the named executives, except Messrs. DeSantis and Mears who received $8,700. Our fiscal 2013 matching contributions to the executive deferral plan were $48,383; $12,338; $15,273 and $5,713 for Messrs. Davis, DeSantis, Hicks and Mears, respectively. Our fiscal 2013 contributions to the SERP were $169,181; $45,518 and $64,737 for Messrs. Davis, Hicks and Brownlee, respectively. Messrs. DeSantis, Green and Mears are not participants in the SERP.

(2)	The amounts in this column represent reimbursement for the payment of taxes (i.e., “gross-ups”) with respect to the personal use of corporate automobiles.

(3)	The amounts in this column represent a cash car allowance paid to Messrs. Davis, DeSantis, Hicks, Brownlee, Green and Mears and the incremental cost we incurred for the personal use of corporate automobiles by Messrs. Davis and Hicks.

(4)	This column includes retirement payments, other expense reimbursements and perquisites, valued at the incremental cost to our Company. The amount shown for Mr. Mears represents the sum of the following payments that he received as part of his separation associated with the divestiture by the Company of the Mimi’s Café restaurant chain, and Mr. Mears subsequent post-closing termination: transaction completion/retention bonus: $350,000; prorated cash bonus for fiscal 2013: $192,500; change in control severance payment: $365,153; and reimbursement of legal fees: $17,035.

Grants of Plan-Based Awards for Fiscal 2013

The following table presents information on plan-based awards granted to each of the named executives during fiscal 2013.

Grants of Plan-Based Awards for Fiscal 2013 Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying) Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Steven A. Davis	6/19/2012 4/1/2013	$0	$846,670	$1,649,340	$0	$1,963,500	$2,945,250	9,000		$39.88 41.96	$2,440,935 377,640
Paul F. DeSantis	6/19/2012 4/1/2013	0	243,750	487,500	0	393,750	590,625	2,500		39.88 41.96	53,399 104,900
Randall L. Hicks	6/19/2012	0	210,000	420,000	0	332,500	498,750			39.88	433,376
Harvey Brownlee	6/19/2012	0	309,000	618,000	0	618,000	927,000			39.88	638,280
Richard B. Green	6/19/2012 4/1/2013	0	171,000	342,000	0	285,000	427,500	1,000		39.88 41.96	354,294 41,960
Mark A. Mears	6/19/2012	0	210,000	420,000	0	332,500	498,750			39.88	93,000

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal 2013. The actual cash bonuses earned for fiscal 2013 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in June 2013. The Compensation Committee established the target awards and performance goals in June 2012, and each named executive could receive between 0 percent and 200 percent of his target cash bonus based on the achievement of the performance goals for the fiscal year. The performance goals and bonus multiples used to determine payouts are described above under the “Annual Cash Performance Bonuses” section of our “Compensation Discussion and Analysis.”

(2)	Awards under our stock-based Performance Incentive Plan are denominated in dollars, rather than shares. As a result, we have shown the threshold, target and maximum amounts in “dollars” rather than the “number of shares.” At the time of payout, the value of the actual award earned will be translated into either a stock grant or a restricted stock grant. Named executives who are eligible to retire will receive stock, while those who are not will receive restricted stock. The Compensation Committee established the target awards under our Performance Incentive Plan for fiscal 2013 in June 2012, and the actual amount received by each named executive in June 2013 was based on the achievement of pre-established performance criteria for fiscal 2013. In determining the number of shares of restricted stock or restricted stock units actually awarded, the closing stock price on the day of the grant is multiplied by a three year ratable vesting discount value of .9029 to obtain a modified closing stock price. The total value of the Performance Incentive Plan award is then divided by the modified closing stock price to increase the number of shares of restricted stock or restricted stock units awarded as a make-up for the pro-rata vesting over three years. Restricted stock and stock options vest 1/3 per year over the next three years on the anniversary of the grant date, while stock awards vest immediately. The expense associated with all of the equity-based awards based on fiscal 2013 performance will be calculated and recorded in accordance with the Stock compensation Topic of the FASB ASC, none of which is included in the fiscal 2013 “Summary Compensation Table.” Our Performance Incentive Plan and the awards made under this program for fiscal 2013 performance are discussed in the “Compensation Discussion and Analysis” section of this proxy above.

On June 19, 2012, awards of stock or restricted stock were granted under our Performance Incentive Plan to each named executive based on fiscal 2012 performance. Messrs. Davis, DeSantis, Hicks, Brownlee, Green and Mears received awards of 61,207; 1,339; 10,867; 16,005; 8,884 and 2,332 respectively. Each of these awards vest 1/3 per year over three years and will fully vest on June 19, 2015. The following fiscal 2013 fair value at the grant date associated with the stock awards granted to the named executives for fiscal 2012 performance are included in the “Stock Awards” column of the “Summary Compensation Table:” Messrs. Davis, DeSantis, Hicks, Brownlee, Green and Mears received awards of $2,440,935; $53,399; $433,376; $638,280; $354,294 and $93,000, respectively.

All such awards were granted under and in accordance with our Equity and Cash Incentive Plan. All restricted stock (are currently paid) quarterly dividends while restricted stock units receive dividend equivalent rights. We have not reported the dividends paid on stock awards elsewhere because the value of the right to receive dividends is factored into the grant date fair value of the awards computed under the Stock Compensation Topic of the FASB ASC.

The incentive compensation discussed in the “Stock-Based Incentive Compensation” section of our “Compensation Discussion and Analysis” includes the aggregate target grants of both stock options and stock awards under our Performance Incentive Plan. The “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns of our “Grants of Plan-Based Awards for Fiscal 2013” table only includes possible payouts of stock awards (not stock options) under our Performance Incentive Plan.

(3)	Messrs. Davis, DeSantis and Green, along with other employees, received a special grant of Company stock for their efforts associated with serving on the project teams for the divestiture of the Mimi’s Café restaurant chain and the purchase of the Kettle Creations brand and production facility which immediately vested.

(4)	Represents the closing price of our stock on NASDAQ on the date of grant.

(5)	This column shows the amounts which represent the aggregate grant date fair value of awards for fiscal year 2013, computed in accordance with the Stock Compensation Topic of the FASB ASC. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 4 of our financial statements in our Form 10-K for the year ended April 26, 2013, as filed with the SEC.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the equity awards held by the named executives at the end of fiscal 2013 and the equity awards made to the named executives in June 2013 for fiscal 2013 performance. Each grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table based on the option or stock award grant date. The market value of the equity awards is based on the closing price of our stock on NASDAQ on April 26, 2013, which was $42.52. For additional information about the equity awards, see the description of our equity-based compensation in the “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2013 Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven A. Davis	6/11/2007 6/10/2008 6/9/2009 6/22/2010	34,278 45,513 49,156 30,676	15,338	(1)		37.62 33.95 32.30 26.35	6/11/2017 6/10/2018 6/9/2019 6/22/2020	6/22/2010 6/14/2011 6/19/2012	21,305 38,009 61,207	(3) (4) (5)	905,889 1,616,143 2,602,522
Paul F. DeSantis								6/14/2011 6/19/2012	1,131 1,339	(4) (5)	48,090 56,934
Randall L. Hicks	5/2/1994 5/1/1995 5/1/2000 6/11/2007 6/10/2008 6/9/2009 6/22/2010	4,098 20,163 5,722 1,972	790 499 464 1,972	(2) (2) (2) (1)		10.66 10.19 6.78 37.62 33.95 32.30 26.35	3/15/2016 3/15/2016 3/15/2016 6/11/2017 6/10/2018 6/9/2019 6/22/2020	6/14/2011 6/19/2012	6,190 10,867	(4) (5)	263,199 462,065
Harvey Brownlee	6/9/2009 6/22/2010	3,452 9,562	4,780	(1)		32.30 26.35	6/9/2019 6/22/2020	6/22/2010 6/14/2011 6/19/2012	4,095 10,019 16,005	(3) (4) (5)	174,120 426,008 680,533
Richard B. Green	6/22/2010	882	440	(1)		26.35	6/22/2020	6/22/2010 6/14/2011 6/22/2011	612 5,516 1,666	(3) (4) (6)	26,022 234,540 70,838

(1)	Options vest on June 22, 2013.

(2)	Options vest when the named executive becomes eligible to retire under the 1992 Plan (i.e. age 55 with at least 10 years of service) — January 27, 2015 for Mr. Hicks.

(3)	Shares vest on June 22, 2013.

(4)	Shares vest 1/2 on June 14, 2013 and 1/2 on June 14, 2014.

(5)	This amount represents the stock grant awarded to the named executive on June 19, 2012, under our performance incentive plan with respect to fiscal 2012 performance. See the “Estimated Possible Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table for the range of amounts that were possible for this award. Shares awarded will vest 1/3 on June 19, 2013, 1/3 on June 19, 2014 and 1/3 on June 19, 2015.

(6)	Named executive received an award of restricted stock as a Chairman’s Award. Shares awarded vest 1/2 on June 22, 2013 and 1/2 on June 22, 2014.

Option Exercises and Stock Vested for Fiscal 2013

The following table provides information regarding (1) options exercised by each named executive during fiscal 2013, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired by each named executive through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below do not reflect the payment of any applicable withholding tax and/or broker commissions.

Option Exercises and Stock Vested for Fiscal 2013 Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)
Steven A. Davis	0	$0	51,731	$2,036,921
Paul F. DeSantis	0	0	2,431	99,591
Randall L. Hicks	0	0	4,826	187,298
Harvey Brownlee	0	0	10,413	404,914
Richard B. Green	0	0	5,308	208,349
Mark A. Mears	0	0	17,175	712,544	(2)

(1)	Value realized for stock grants was calculated using the closing stock price on the grant date. Restricted stock award “value realized” was calculated using the closing stock price on the date the restricted stock award vested.

(2)	The vesting of Mr. Mears’ existing stock grants was accelerated on February 15, 2013 due to the closing of the divestiture of the Mimi’s Café business segment.

Nonqualified Deferred Compensation

We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified — the Bob Evans Farms, Inc. and Affiliates Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan.    The executive deferral plan is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Currently, approximately 180 employees are eligible to participate in the deferral plan, including our executive officers.

Our deferral plan is intended to promote personal savings and offset contribution limits under our 401(k) plan. The primary benefit to participants in this plan is that most federal income taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.

Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and their cash bonuses into the plan before most federal income taxes are withheld. Specifically, each participant may contribute up to (1) 100 percent of his or her cash bonus and (2) 80 percent of his or her base salary.

Participants “invest” the amounts they contribute among 18 investment choices, including a Company stock fund that became available in fiscal 2011. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s plan account based on the performance of the investment funds he or she selects. With the exception of the Company’s stock fund, participants can change their investment selections on a daily basis. They do not receive an above market rate of interest (“preferential earnings”) on their contributions.

Our matching contributions to the executive deferral plan are subject to the discretion of our Board, based on our financial performance. For calendar year 2012 (which includes part of our fiscal 2012 and fiscal 2013 years), the Board authorized a contribution to the deferral plan of $.58 on the dollar for (1) the first six percent of compensation contributed less (2) the actual deferral percentage for each highly compensated employee under the 401(k) plan. Participant contributions to the deferral plan vest immediately, while our matching contributions vest in increments based on years of service on the same schedule as the 401(k) plan.

We have the authority to make discretionary contributions to participants’ accounts. The Board has used this discretionary authority to make a one-time contribution for Messrs. Davis and Hicks in an amount intended to cover some of the cost of post-retirement health insurance premiums. The Board did this because we stopped paying our portion of health insurance premiums after retirement (due to escalating costs), and the Board wanted to partially offset the loss of this benefit. In February 2007, the Compensation Committee eliminated this practice, and officers elected after this date (including Messrs. Brownlee, DeSantis and Mears) will not receive this one-time contribution.

Prior to January 1, 2008, participants could elect to allocate their contributions to the executive deferral plan among the following three distribution accounts.

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Education Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or in annual installments for up to five years beginning in the year they specify.

•	In-Service Distribution Account — Under this account, participants generally receive the vested amount in a lump-sum in the year they specify.

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Retirement Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or periodically over the period they specify (which may not be greater than 10 years). Our matching contributions and discretionary contributions were previously credited to this account.

Generally, participants will receive the vested amount held in any of the three distribution accounts on the earliest to occur of the calendar year they select (as described above), termination of their employment before age 55 (except in the case of the retirement distribution account, in which case the trigger is termination regardless of age), death or disability. Also, participants will receive a lump sum distribution if they die, become disabled or terminate their employment before age 55.

On and after January 1, 2008, contributions deferred under the executive deferral plan are not allocated to the distribution accounts described above. Instead, participant deferrals are credited to a single account, while employer contributions are credited to another account. Generally, participants will receive the vested amount held in these accounts in connection with the earliest to occur of the first day of the calendar year they select in a deferral election form (in the case of participant deferrals only), termination of their employment (regardless of age), death or disability. Participants may receive these distributions in a lump sum or annual installments, depending upon the reason for the distribution and the participants’ prior deferral elections.

Participants can also receive distributions of vested amounts if they suffer a financial hardship.

Participants’ rights to receive their deferral plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company-owned life insurance policies, as well more recently to a limited extent with cash and shares of Company stock.

The executive deferral plan is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the executive deferral plan has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

Supplemental Executive Retirement Plan.    We maintain a SERP for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. We make all contributions to the SERP (i.e., there are no participant contributions). We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers if their employment with us ends prior to their retirement.

The SERP is designed to pay a participant who retires at age 62 with an annual target benefit up to a maximum of 55 percent of his or her “final average earnings” (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. “Final average earnings” generally means the participant’s average compensation over the five-year period during the last 10 years of employment (before age 62) during which the participant’s compensation was highest.

The SERP benefit is earned over the course of the participant’s career. For example, if a participant is expected to have 35 years of service at age 62, then the participant will earn 1.57 percent of the target benefit per year of service (55 percent divided by 35 years). Each year, an actuary calculates each participant’s earned target benefit. If the earned target benefit has increased from the prior year, then the actuary calculates the amount we need to contribute to the participant’s SERP account to account for the increase. The actuary uses a set of assumptions when calculating the amount of our annual contribution. For example, the actuary assumes that each participant will receive an annual salary increase of four percent and that contributions to the SERP will earn 10 percent annually. If these assumptions are not accurate (for example, the contributions earn less than 10 percent), we do not make-up the difference.

The amounts we contribute to each participant’s SERP account are “invested” among 16 investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and increase or decrease the value of each participant’s SERP account based on the performance of the investment funds. Participants do not receive preferential earnings on our contributions.

Generally, a participant will receive a distribution of his or her SERP account upon:

•	early retirement (age 55 and at least 10 years of service or the participant’s age plus years of service equals 70 or more and the participant has at least 10 years of service);

•	normal retirement (age 62)’;

•	death; or

•	disability.

A participant will also be entitled to a distribution if there is a change in control and, within the following 36 months, the SERP is terminated and not replaced with a similar program providing comparable benefits or an event occurs that triggers a change in control payment under the participant’s change in control or severance benefit.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will forfeit his or her SERP account.

Generally, a participant will receive his or her SERP distribution in 10 annual installments beginning within 60 days after termination of employment. However, a participant may elect to receive his or her vested SERP benefits that are not subject to Section 409A of the Code in 10 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65 or a lump sum within 60 days after the valuation date that coincides with or immediately follows the termination of employment. In addition, a participant may elect to receive his or her vested SERP benefits that are subject to Section 409A of the Code:

•	in up to 20 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65; or

•	in up to 20 annual installments beginning within 60 days after the participant’s termination of employment; or

•	in a lump sum within 60 days after the participant’s termination of employment; or

•	in a lump sum on the last day of the fiscal year in which the participant reaches age 65.

Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company-owned life insurance policies, and to a limited extent, with cash and shares of Company stock.

The SERP is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the SERP has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

In the past, we allowed participants to elect to receive nonqualified stock options instead of their annual cash contribution under the SERP. These options were granted under our 1992 Nonqualified Stock Option Plan and the exercise prices were equal to 50 percent of the closing price of our stock on the grant date. We have amended the 1992 Plan and the outstanding options granted under our 1992 Plan to either comply with Section 409A of the Code or meet an exemption under Section 409A of the Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated (as to future awards).

In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary incentive for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is a powerful tool to retain these employees and they relied upon their participation in the SERP when deciding to join us and/or remain in our employ.

Nonqualified Deferred Compensation for Fiscal 2013

The following table sets forth contributions (by the named executives and us), earnings, distributions and the total dollar balance for each named executive for fiscal 2013 under the executive deferral plan and the SERP.

Nonqualified Deferred Compensation for Fiscal 2013 Table

Name	Type of Plan	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions (4) ($)	Aggregate Balance at Last FYE ($)
Steven A. Davis	Deferral Plan SERP	$3,484,042 0	$48,383 169,181	$1,136,874 75,324	$0 0	$10,761,243 1,132,487
Paul F. DeSantis	Deferral Plan SERP	28,558 0	12,338 0	7,965 0	0 0	76,793 0
Randall L. Hicks	Deferral Plan SERP	482,634 0	15,273 45,518	177,211 53,134	18,557 0	1,532,786 579,600
Harvey Brownlee	Deferral Plan SERP	0 0	0 64,737	0 9,054	0 0	0 204,891
Richard B. Green	Deferral Plan SERP	0 0	0 0	0 0	0 0	0 0
Mark A. Mears	Deferral Plan SERP	96,950 0	5,713 0	19,168 0	235,105 0	0 0

(1)	This column includes cash contributions to the executive deferral plan in the amounts of $28,558; $19,043; $56,539 made by Messrs. DeSantis, Hicks, and Mears respectively. These amounts are also included in the “Salary” column totals for fiscal 2013 reported in the “Summary Compensation Table.” The remainder of each contribution amount shown in this column was deferred from the annual cash bonus or equity award made to each of the named executives in June 2012. The cash bonus amount is included in the “Non-Equity Incentive Plan Compensation” column and the equity award amount is included in the “Stock Awards” column totals reported in the “Summary Compensation Table.”

(2)	The executive deferral plan contributions reported in this column represent our matching contributions for each executive to “make-up” for the limitations imposed by the Internal Revenue Service on our matching contributions to the 401(k) plan. Each of the SERP contributions included in this column represents the amount granted to the named executive by the Compensation Committee in June 2012 in accordance with the SERP, as described in the narrative preceding this table. All contributions reflected in this column for both the executive deferral plan and the SERP are also included in the “All Other Compensation” column totals for fiscal 2013 reported in the “Summary Compensation Table.”

(3)	Represents the market-based earnings credited to each named executive’s accounts in accordance with the plans described in the narrative preceding this table.

(4)	Participants in the SERP may not receive distributions during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Code and the plan, which is more fully explained in the narrative preceding this table.

Change in Control and Severance Program

On November 18, 2010, the Compensation Committee approved the CIC/Severance Program in order to better reflect current compensation practices and trends. The CIC/Severance Program became effective on January 1, 2011.

The Compensation Committee designated officers who are eligible to participate in the CIC/Severance Plan, including all of the named executives. Participants are separated into three classes depending upon the rank of their position (i.e., Class A, B and C), with the Chief Executive Officer being the only participant in Class A. The CIC/Severance Plan provides for compensation in the event of the termination of employment.

Under the CIC/Severance Plan, if a participant’s employment is terminated without “cause” or by the executive officer for “good reason” during the two-year period following a change in control for a Class A participant, and the one year period for a Class B or Class C participant, the participant will be eligible for the following payments and benefits:

Participant’s Class	Amount of Payment
Class A	300% of the sum of (i) base salary and (ii) bonus amount
Class B	200% of the sum of (i) base salary and (ii) bonus amount
Class C	100% of the sum of (i) base salary and (ii) bonus amount

For 18 months after the participant’s date of termination, we will either maintain in full force and effect, for the participant’s continued benefit all life, medical, dental and/or vision insurance programs in which the participant was participating or was covered immediately before the participant’s date of termination, or provide compensation.

If a participant is eligible (i.e., not terminated for cause, retires, etc.) for payments and benefits due to a termination of employment by us without cause and or by the participant for good reason (and without a change in control event), the Company shall: (a) pay the participant an amount equal to (i) his or her base salary; divided by (ii) 12; multiplied by (iii) the “Benefit Multiplier.” The Benefit Multiplier is determined under the following formula:

Years of Service	Benefit Multiplier Formula
Less than twelve	One for each Year of Service
Twelve or more	Twelve

Additionally, if the participant is enrolled in our medical, dental and/or vision benefit programs on the date of termination, we will pay a lump sum amount equal to the difference between (i) the premium cost for COBRA continuation coverage, and (ii) the required contribution rate that would be charged to an active employee for that coverage, each determined as of the date of termination; multiplied by the Benefit Multiplier.

In order to be entitled to either change in control or severance payments and benefits, the participant will be required to comply with the terms and conditions of the CIC/Severance Plan. These terms require the participant to execute a release and waiver of all claims against us and to comply with post-employment covenants to protect our confidential information, not to solicit our employees and not to disparage or otherwise impair our reputation, goodwill or commercial interests.

The CIC/Severance Plan can be amended by us at any time and for any reason, except in the event of a change in control. The CIC/Severance Plan includes a provision stating that once eligible for benefits under the CIC/Severance Plan, each participant shall remain a participant in the CIC/Severance Plan until the amounts and benefits payable under the CIC/Severance Plan have been paid or provided to the participant in full.

Effect of Section 280G of the Code.    If any portion of the payments and benefits provided for in an agreement or any other plan, program or agreement between the officer and us would be considered “excess parachute payments” under Section 280G(b)(1) of the Code, this amount is payable by the officer since we do not provide or reimburse our employees for their payment of the taxes associated with payments under our CIC/Severance Plan. These payments are sometimes referred to as “tax gross-up payments.”

Term and Termination.    Participation may be terminated if, among other things, we notify the participant that they no longer have coverage, provided that we cannot give this notice during the period following a change in control or at any time after we learn that activities have begun which would result in a change in control if completed. If a participant breaches any of his or her obligations under the CIC/Severance Plan after a change in control occurs, the participant must repay any payment received plus interest.

Employment Agreement — Chief Executive Officer

We entered into an employment agreement with Mr. Davis originally effective on May 1, 2006. We have amended the agreement effective December 24, 2008, May 1, 2009, December 29, 2010 and July 9, 2013 (as amended, the “Employment Agreement”), in connection with Mr. Davis’ ongoing service as our chief executive officer and as a member of our Board. The terms of the Employment Agreement are outlined below.

Term.    The Employment Agreement has an extended term expiring on August 31, 2018. The Employment Agreement was amended and restated on July 9, 2013 to secure Mr. Davis’ services through the extended term, and to make some additional conforming changes. The Compensation Committee utilized the services of its executive compensation consultant when benchmarking the revised terms of the agreement.

Compensation.    As compensation for his services to us, the Employment Agreement provides that Mr. Davis will receive a base salary of $808,962 commencing fiscal 2014. Mr. Davis’ base salary may be adjusted in the sole discretion of the Compensation Committee. Mr. Davis is also eligible to receive an annual cash bonus as may be determined in the sole discretion of the Compensation Committee; provided, that during the term of the Employment Agreement, Mr. Davis’ target annual cash bonus opportunity may not be less than 100 percent of his base salary unless the parties agree to a reduction as part of a negotiated restructuring of Mr. Davis’ compensation.

Mr. Davis is also eligible to participate in our Performance Incentive Plan (“PIP”) or successor program subject to the discretion of the Compensation Committee. Any equity grants made pursuant to the PIP are dependent upon the vesting, achieving certain performance metrics, and other terms and conditions of such grants, which will be determined by the Compensation Committee in its sole discretion.

In addition, Mr. Davis was previously awarded in 2009 a one-time Long-Term Performance-Based Incentive (the “LTPBI”), which is described in detail below. This benefit as established in 2009 continues without change.

Long-Term Performance-Based Incentive.    The purpose of the LTPBI is to increase stockholder value by establishing additional compensation incentives linked directly to our performance over the five-year period beginning in fiscal year 2010 and ending in fiscal year 2014 (the “Five-Year Performance Period”). Mr. Davis ultimately will earn performance shares pursuant to the LTPBI award agreements only if: (1) our net income growth for each fiscal year during the Five-Year Performance Period meets specific performance goals that the Compensation Committee establishes at the beginning of each fiscal year; (2) our total stockholder return (“TSR”) is at or above the median of our Peer Group over the Five-Year Performance Period; (3) he remains employed as our Chief Executive Officer; and (4) any other criteria the Compensation Committee deems appropriate (and are consistent with the LTBPI) are satisfied.

The Compensation Committee establishes both fiscal year and long-term performance requirements that tie the ultimate LTPBI opportunity to our success over the Five-Year Performance Period. The Compensation Committee will establish these metrics at the beginning of each fiscal year and, for the long-term performance metrics, at the beginning of the Five-Year Performance Period. At the end of each fiscal year during the Five-Year Performance Period, performance shares will be added to a “Potential Award Pool” depending upon the achievement of net income growth objectives established by the Compensation Committee at the outset of that fiscal year. At the end of the Five-Year Performance Period, the Compensation Committee will determine the number of performance shares in the Potential Award Pool that Mr. Davis will earn depending on the achievement of the additional performance metrics set by the Compensation Committee at the beginning of the Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance.

More specifically, the LTPBI awards will be made in accordance with the following procedures and subject to the following requirements:

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At the beginning of each fiscal year during the Five-Year Performance Period, Mr. Davis will be eligible for a grant of performance shares equal in value to 125 percent of Mr. Davis’ then current base salary at the beginning of that fiscal year, subject to the share limits under the applicable stock plan. The number of shares will be determined using the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant.

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At the end of each fiscal year during the Five-Year Performance Period, the performance shares granted with respect to that fiscal year will be added to the Potential Award Pool if (1) our net income growth for the fiscal year is (a) greater than or equal to the net income growth goal established at the beginning of the fiscal year or (b) ranked greater than or equal to the 50th percentile for net income growth in a “peer group” (as defined below) that the Compensation Committee approves for that fiscal year (subject in all instances to the terms and conditions of the LTBPI); and (2) Mr. Davis remains employed as our CEO at the end of the fiscal year. No performance shares will be added to the Potential Award Pool unless we meet the applicable threshold net income growth objective(s) established at the beginning of the fiscal year, and all other terms and conditions of the LTBPI are met.

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The number of performance shares in the Potential Award Pool ultimately earned by Mr. Davis at the end of the Five-Year Performance Period, if any, will be based on our performance against TSR goals (relative to the peer group that the Compensation Committee approves at the beginning of the Five-Year Performance Period) over the full Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance for the Five-Year Performance Period. If our annual average TSR over the Five-Year Performance Period is not equal to or greater than the 50th percentile as compared to the peer group, Mr. Davis will not earn any performance shares. If our TSR is equal to or greater than the 50th percentile threshold, the Compensation Committee will determine the number of performance shares earned, giving consideration to our final rank above the 50th percentile for TSR as compared to the Peer Group, our absolute net income growth, our actual average TSR, our total return to stockholders, other strategic goals, comparative compensation of the CEO to the market and any extraordinary circumstances, all as occurring over the Five-Year Performance Period.

The LTPBI is designed and intended to be “performance-based,” as defined in Section 162(m) of the Code, and is subject to our Recoupment Policy. Based on Mr. Davis’ fiscal 2010 salary of $770,000, we estimate that the total value of the performance shares that Mr. Davis could earn as LTPBI at the end of the Five-Year Performance Period will be approximately:

•	$4.8 million, if the maximum level of the applicable performance goals is met;

•	$3.9 million, if the target level of the applicable performance goals is met;

•	$1.9 million; if the threshold level of the applicable performance goals is met; and

•	$0.0 if our performance is below the threshold level of the applicable performance goals.

The estimated amounts that Mr. Davis could earn under the LTPBI are provided for illustration purposes only and assume that the price of our common stock is static over the Five-Year Performance Period.

For Fiscal 2013, the “Peer Group” consisted of the following 25 companies: Biglari Holdings, Inc. (fka Steak n Shake); BJ’s Restaurants, Inc.; Brinker International, Inc.; Buffalo Wild Wings, Inc.; Carrol’s Restaurant Group, Inc.; CBRL Group, Inc. (aka Cracker Barrel); Cheesecake Factory, Inc.; Darden Restaurants, Inc.; Denny’s Corp.; DineEquity, Inc.; Domino’s Pizza, Inc.; Famous Dave’s of America, Inc.; Frisch’s Restaurants, Inc.; Hain Celestial Group, Inc.; J.M. Smucker Co.; McCormick & Company, Inc.; McDonald’s Corp.; Panera Bread, Co.; Papa John’s International, Inc.; Red Robin Gourmet Burgers, Inc.; Ruby Tuesday, Inc.; Sanderson Farms, Inc.; Snyder Lance, Inc.; The Wendy’s Company; and YUM! Brands, Inc. Although the Peer Group consists primarily of restaurant companies, it also includes five consumer products companies (i.e., Hain Celestial Group, Inc.; J.M. Smucker, Co.; McCormick & Company, Inc.; Sanderson Farms, Inc. and Snyder Lance, Inc.).

The following companies have been eliminated from the Peer Group since fiscal 2010 due to their being acquired in private transactions where compensation information would no longer be publicly available: California Pizza Kitchen, Inc., Del Monte Foods, Co., Landry’s Restaurants, Inc., O’Charley’s, Inc., P.F. Chang’s China Bistro, Inc., and Wendy’s/Arby’s Group, Inc. We believe that the remaining peer group, as a whole, adequately represents the general business sectors in which we operate. We selected each company within the peer group because of: its relative leadership position in the restaurant or consumer products industry; the market it serves (e.g., family dining, casual dining, etc.); its revenue and market capitalization; and the complexity of its business.

Benefits.    Mr. Davis is eligible to participate in any of our health, disability, group life insurance, pension, retirement, profit sharing and bonus plans, and any other perquisites and fringe benefits that may be extended from time-to-time to our executive officers. Mr. Davis is also eligible to participate in our SERP and executive deferral plan in accordance with the terms of those plans. Additionally, we will provide Mr. Davis with a minimum of four weeks paid vacation annually and he is eligible for a car allowance in accordance with our automobile policy, which currently provides that Mr. Davis may either elect (1) to have us purchase a car with a value of up to $65,000 for his use or (2) receive a biweekly car allowance of $1,160.

Confidentiality/Discoveries.    The Employment Agreement requires Mr. Davis to maintain the confidentiality of our confidential information and to assign to us the rights to any and all inventions, designs, improvements, discoveries and processes developed by Mr. Davis, alone or with others, during his employment with us. If Mr. Davis assists us with the protection of any intellectual property after the termination of his employment, he will be paid for his services at an hourly rate equal to 50 percent of his base salary at the time his employment is terminated divided by 2,500.

Non-Competition/Non-Solicitation.    During his employment and for two years following the termination of his employment for any reason, Mr. Davis may not, without the prior written consent of the Board:

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Directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which Mr. Davis owns less than three percent of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render any services to any business in North America that (1) is engaged in: (a) the family dining restaurant industry, or (b) the casual dining restaurant industry (but each of (a) or (b) shall only be deemed a Competing Business to the extent that the Company is actively engaged in, or has taken substanital steps toward being engaged in, the respective restaurant industry, at the time of Executive’s termination of employment); (2) offers products that compete with products offered by us or any of our affiliates; (3) offers products that compete with products that we or our affiliates have taken substantial steps toward launching during Mr. Davis’ employment with us; or (4) is engaged in a line of business that competes with any line of business that we or our affiliates enter into, or have taken substantial steps to enter into, during Mr. Davis’ employment with us (a “Competing Business”). During the two-year period following Mr. Davis’ termination of employment with us, he may request, in writing, the approval of the Board to provide services to a Competing Business in a capacity that is unrelated to our business and products and that will not result in the unauthorized use or disclosure of trade secrets and confidential information to which he had access by virtue of his employment with us.

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Employ or hire any of our employees, or solicit, induce, recruit or cause any of our employees to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity.

Termination Upon Death.    If Mr. Davis dies during his employment, his beneficiary will be entitled to: (1) the amount of Mr. Davis’ accrued but unpaid base salary as of the date of his death, including the value of unused vacation days; (2) payment for any unreimbursed business expenses incurred by Mr. Davis prior to his death; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Termination by Us Upon Disability.    If Mr. Davis suffers a “Disability,” we may terminate his employment upon not less than 30 days prior written notice. The Employment Agreement defines a “Disability” as Mr. Davis’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. During any period that Mr. Davis fails to perform his duties as a result of a Disability, he will continue to receive his base salary until his employment is terminated less any amounts payable to Mr. Davis under our disability benefit plans.

If we elect to terminate Mr. Davis’ employment as a result of a Disability, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; and (4) an amount equivalent to a prorated annual cash bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year.

Termination by Us for Cause.    Under the Employment Agreement, we will have “Cause” to terminate Mr. Davis’ employment at any time if Mr. Davis:

•	is convicted of or pleads no contest to any felony or other serious criminal offense;

•

breaches any material provision of the Employment Agreement (other than the provisions related to confidentiality, intellectual property, noncompetition and non-solicitation, which are addressed below) or habitually neglects to perform his duties (other than for reasons related to Disability) and such breach or neglect is not corrected within 10 business days after his receipt of written notice of the breach or neglect sent by or on behalf of the Board;

•

breaches any provision of the Employment Agreement related to confidentiality, intellectual property, noncompetition and non-solicitation, and such breach is not corrected within five business days after his receipt of written notice of the breach sent by or on behalf of the Board;

•	intentionally acts in material violation of any applicable law relating to discrimination or harassment;

•	engages in any inappropriate relationship with any of our employees, customers or suppliers, or misuses or abuses our property and/or resources;

•	violates our Code of Conduct or any of our other material policies applicable to senior executives; or

•	acts, without Board direction or approval, in an intentionally reckless manner (but not mere unsatisfactory performance) that is materially injurious to our financial condition.

If we elect to terminate Mr. Davis’ employment for Cause, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Termination by Us Without Cause or by Mr. Davis for Good Reason.    We may terminate Mr. Davis’ employment for any reason upon 14 days prior written notice. Also, Mr. Davis may terminate his employment at any time for “Good Reason” if, without his consent, we: (1) materially reduce Mr. Davis’ base compensation (unless in connection with an across-the-board reduction for executive officers); (2) require Mr. Davis to relocate more than 50 miles from the greater Columbus, Ohio, area; or (3) diminish Mr. Davis’ functional responsibilities in a substantial and negative manner; provided, that Mr. Davis will only be deemed to have resigned with Good

Reason if he (a) provides written notice alleging the basis for such Good Reason within 30 days following the date on which such Good Reason is alleged to have occurred, (b) we fail to remedy any such event within 30 business days after our receipt of such written notice, and (c) provides written notice of his intent to resign for Good Reason within 90 days of the first occurrence of the alleged Good Reason.

If we terminate Mr. Davis’ employment for any reason other than death, Disability or Cause, or if Mr. Davis terminates his employment for Good Reason, Mr. Davis will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; (4) any prior year earned, but unpaid annual cash bonus; (5) continuation of his base salary for 24 months (payable in 24 equal monthly installments); (6) an amount equivalent to a prorated annual cash bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year; (7) a lump sum amount equal to the Company’s estimated obligation for the cost of premiums under our group health (medical, dental and vision) policies on behalf of Mr. Davis for up to 24 months for coverage substantially similar to that provided to Mr. Davis and his dependents on the date his employment is terminated; (8) payment by us for all Company-sponsored life insurance programs in which Mr. Davis was participating or covered immediately before termination for 24 months following the termination of his employment (or alternately and as determined in the Company’s discretion, a lump sum payment equivalent to the Company’s estimated obligation pursuant to this subsection (8), but in no event to exceed $25,000); and (9) should such termination occur prior to May 1, 2016, then the Company shall (a) either accelerate or pay the cash equivalent of all unvested performance based PIP awards (where the final condition to the vesting of such awards is the expiration of time as opposed to meeting any further performance criteria), and (b) pay a pro-rata portion of the SERP balance (upon the date Mr. Davis would have become vested under the plan) based upon the ratio that Mr. Davis’ tenure with the Company bears to the total tenure needed to be retirement eligible under such plan. Subsequent to May 1, 2016, any PIP or SERP benefit under this provision shall be paid by reference to the applicable plans.

Voluntary Termination by Mr. Davis.    Mr. Davis may resign from his employment with us upon not less than 60 days prior written notice. If Mr. Davis voluntarily terminates his employment, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Conditions to Certain Post-Termination Payments and Benefits.    Except as required by applicable law, our obligations under the Employment Agreement to make payments (other than base salary earned by Mr. Davis prior to the termination of his employment and payment for any earned but unused vacation) and to provide other benefits to Mr. Davis after the termination of his employment is expressly conditioned on Mr. Davis’ timely execution, without revocation, of a release of claims in a form satisfactory to us and his continued compliance with his ongoing obligations under the provisions of the Employment Agreement governing noncompetition, non-solicitation, protection of confidential information, and assignment and protection of intellectual property.

Benefit Plans/Offset.    If Mr. Davis’ employment is terminated for any reason, then (1) his participation in all of our compensation and benefit plans will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in the applicable plans or the Employment Agreement and (2) any amounts Mr. Davis owes to us will become immediately due and payable and we will have the right to offset such amounts against any amounts we owe to Mr. Davis.

Change in Control Provision.    The Employment Agreement contemplates that we have provided Mr. Davis with change in control benefits as we have done under the CIC/Severance Plan. Note that there will be no duplication of payments or benefits under the CIC/Severance Plan and the Employment Agreement.

Arbitration of Certain Disputes.    Except for disputes related to the enforcement of the provisions of the Employment Agreement governing noncompetition, non-solicitation, and protection of confidential information and intellectual property, we and Mr. Davis have agreed to arbitrate any dispute arising out of his employment or the Employment Agreement.

Compliance with Section 409A.    The Employment Agreement provides that certain payments to be made to, and benefits to be made available to Mr. Davis may be delayed as necessary to comply with Section 409A of the Code.

Potential Payouts upon Termination or Change in Control

The following table shows the approximate amounts payable to our named executives pursuant to our CIC/Severance Program in the event of their termination of employment under the circumstances described below. The figures in the table represent the incremental cost/value of the payments and do not include amounts that have already vested or been earned/paid. The table assumes that the terminations took place on April 26, 2013, the last day of fiscal 2013. The termination provisions of our change in control agreements and Mr. Davis’ employment agreement are described under the captions “Change in Control and Severance Program” and “Employment Agreement — Steven Davis” above.

Potential Payouts upon Termination or Change-in-Control Table

	Cash Severance		Equity(1)		Retirement Benefits(2)		Health & Welfare		Excise Tax Reimbursement/ Adjustment		Total(4)
Steven A. Davis Death Disability For Cause Voluntary Retirement Without Cause Change-in-Control	$ $ $ $ $ $ $	0 0 0 0 0 1,570,800 4,534,071	$ $ $ $ $ $ $	5,372,568 5,372,568 0 0 0 0 5,372,568	$ $ $ $ $ $ $	1,316,456 1,316,456 0 0 0 0 1,316,456	$ $ $ $ $ $ $	0 0 0 0 0 21,306 15,980	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	6,689,024 6,689,024 0 0 0 1,592,106 11,239,075
Paul F. DeSantis Death Disability For Cause Voluntary Retirement Without Cause Change-in-Control	$ $ $ $ $ $ $	0 0 0 0 0 62,500 1,154,772	$ $ $ $ $ $ $	569,981 569,981 0 0 0 0 569,981	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	0 0 0 0 0 1,263 11,363	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	569,981 569,981 0 0 0 63,763 1,736,116
Randall L. Hicks Death Disability For Cause Voluntary Retirement Without Cause Change-in-Control	$ $ $ $ $ $ $	0 0 0 0 0 425,000 1,252,864	$ $ $ $ $ $ $	815,040 815,040 0 815,040 815,040 0 815,040	$ $ $ $ $ $ $	0 0 0 0 0 0 13,280	$ $ $ $ $ $ $	0 0 0 0 0 7,544 11,316	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	815,040 815,040 0 815,040 815,040 432,544 2,092,500
Harvey Brownlee Death Disability For Cause Voluntary Retirement Without Cause Change-in-Control	$ $ $ $ $ $ $	0 0 0 0 0 125,000 1,155,594	$ $ $ $ $ $ $	1,357,952 1,357,952 0 0 0 0 1,357,952	$ $ $ $ $ $ $	267,021 267,021 0 0 0 0 267,021	$ $ $ $ $ $ $	0 0 0 0 0 3,163 14,234	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	1,624,973 1,624,973 0 0 0 128,163 2,794,801
Richard B. Green Death Disability For Cause Voluntary Retirement Without Cause Change-in-Control	$ $ $ $ $ $ $	0 0 0 0 0 71,250 853,962	$ $ $ $ $ $ $	716,263 716,263 0 0 0 0 716,263	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	0 0 0 0 0 847 5,082	$ $ $ $ $ $ $	0 0 0 0 0 0 0	$ $ $ $ $ $ $	716,263 716,263 0 0 0 72,097 1,575,307

(1)	Equity values represent the value of all options and restricted stock that would vest upon the termination event specified. Equity values are based on a stock price of $42.52, which was the closing price of our stock on April 26, 2013, the last day of fiscal 2013.

(2)	The retirement benefit figures for Messrs. Davis, DeSantis, Hicks, Brownlee and Green represent the present value of accumulated retirement benefits under the SERP and the executive deferral plan. An amount is not shown as payable to Mr. Hicks upon death, disability, voluntary/retirement or termination without cause because he is fully vested in our SERP and executive deferral plan. Accordingly, we would not incur any incremental cost for these retirement benefits in the event of Mr. Hicks’ termination of employment under these circumstances. The aggregate account balances under the SERP and executive deferral plan as of April 26, 2013 are presented in the table above under the heading “Nonqualified Deferred Compensation.”

(3)	The payments indicated under the above table are based upon the terms and conditions of the CIC/Severance Plan as described above under “Change in Control and Severance Program.”

As part of our divestiture of our Mimi’s Café business segment, we entered into an agreement with Mr. Mears effective immediately after the divestiture closed, that provided him with among other compensation, a severance benefit in the event that the buyer of the Mimi’s Café business segment terminated Mr. Mears other than for cause within 12-months after the closing of the divestiture. Mr. Mears was terminated by the buyer after the close of the divestiture. The change in control severance amount paid to Mr. Mears was $365,153 as shown in the Summary Compensation for Fiscal 2013 table and the All Other Compensation for Fiscal 2013 table.

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Person Transaction Policy (“Policy”) that is administered by the Nominating and Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or five percent stockholder of our Company since the beginning of the last fiscal year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.

Under the Policy, all related person transactions will be referred to the Nominating and Corporate Governance Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The Nominating and Corporate Governance Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the Nominating and Corporate Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to us; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

During fiscal 2013, in accordance with the Policy, the Nominating and Corporate Governance Committee reviewed the related person transactions described under “CORPORATE GOVERNANCE” section under the heading “Director Independence.”

PROPOSAL 3 – APPROVAL OF THE BOB EVANS FARMS EQUITY AND CASH

INCENTIVE PLAN, AS AMENDED, TO ADD ADDITIONAL SHARES OF OUR COMMON STOCK

In August 2010 our stockholders overwhelming approved the Equity and Cash Incentive Plan. We are asking our stockholders to re-approve and amend the Equity and Cash Incentive Plan to add additional shares of our Common Stock for future grants. Other than adding these shares, the terms and provisions of the Equity and Cash Incentive Plan are generally identical to those previously approved by the stockholders.

The Equity and Cash Incentive Plan is our only ongoing plan providing stock-based awards to employees and non-employee directors. In addition to stock-based compensation, the Equity and Cash Incentive Plan also authorizes the issuance of awards payable in cash.

Our Compensation Committee believes that a balanced approach to compensation requires both short-term and long-term incentives. Our ability to provide long-term incentives in the form of equity compensation aligns management’s interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified corporate executives and restaurant management. Our ability to grant equity compensation has been important to our past success, and we expect it to be crucial to achieving our long-term growth strategy.

The current authorization under our Equity and Cash Incentive Plan is limited and provides only enough shares for us to grant equity compensation through August 2014, based on the current scope and structure of our equity incentive programs and the historical rate at which we have granted restricted stock and stock units.

On March 8, 2013, the Compensation Committee approved the Equity and Cash Incentive Plan, as amended, to increase the number of shares of common stock available for grant under the Plan by 2,600,000 shares and make certain administrative changes (the “Amendment”).

As of June 28, 2013, the record date for the Annual Meeting:

•

364,360 options to purchase shares of our common stock with a weighted average exercise price of $30.61 and weighted average remaining term of 4.91 years, and awards with respect to 452,580 shares of full value awards (e.g. restricted stock and restricted stock units), were outstanding under the Equity and Cash Incentive Plan and all prior plans under which equity grants were made.

•

1,418,214 unissued shares remained available for future equity grants under the Equity and Cash Incentive Plan, and these are subject to the 2.63 Share Ratio, which if only full “full” value awards, such as the grant of a share of restricted stock were made, it would result in an adjusted number of unissued shares equal to 539,245.

•	The fair market value of a share of our common stock (as determined by the closing price quoted by NASDAQ on June 28, 2013) was $46.98.

During the past three fiscal years, the following table shows the grants made during each period:

Fiscal Year	Number of Full Value Shares Granted	Number of Stock Options Granted
Fiscal Year 2013	286,821	0
Fiscal Year 2012	296,799	0
Fiscal Year 2011	340,403	133,944

Equity and Cash Incentive Plan Highlights

The Equity and Cash Incentive Plan authorizes the granting of equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, cash incentive awards, performance shares, performance units, and other awards for the purpose of providing our employees, officers and non-employee directors’ incentives and rewards for performance. In the last three years since the Equity and Cash Incentive Plan was approved by the stockholders, we have only issued grants for restricted stock and restricted stock units.

The following key features of the Equity and Cash Incentive Plan (sometimes referred to as “Plan”) reflect our commitment to pay for performance and effective management of incentive compensation.

•

Authorized Shares.    The Equity and Cash Incentive Plan, if amended, authorizes the issuance of 2,600,00 additional shares, plus (1) the number of remaining shares that were authorized by the stockholders in 2010 (1,418,214 shares as of June 28, 2013), and (2) any shares underlying outstanding awards under the Equity and Cash Incentive Plan and our previous 2006 Equity and Cash Incentive Plan, which expire, are cancelled, or are forfeited.

•

Share Ratio.    While many companies’ equity plans do not incorporate a share ratio concept, we believe that this feature of our Equity and Cash Incentive Plan reflects our commitment to best practices and effective management of equity compensation. What it means is that for fungible “full” value awards, such as the grant of a share of restricted stock, 2.63 shares will be deducted from the total number of authorized shares for the Equity and Cash Incentive Plan. In the case of a grant of a stock option or SAR, the share ratio is 1-to-1, so one share will be deducted from the total number of authorized shares for the Equity and Cash Incentive Plan. This reflects the different values of these types of grants.

•	No Repricing. We have never repriced underwater stock options or SARs, and repricing of underwater options and SARs is prohibited without stockholder approval under the Equity and Cash Incentive Plan.

•

Qualified Performance-Based Compensation.    The Equity and Cash Incentive Plan is designed to allow awards made under the Equity and Cash Incentive Plan to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

•

Compensation Committee Authority.    The Board has delegated to the Compensation Committee (consisting of only independent directors) administration of the Equity and Cash Incentive Plan. Pursuant to such delegation, the Compensation Committee will have all of the powers and authority of the Board under the Plan.

•

Options and SARs at Fair Market Value.    The Equity and Cash Incentive Plan provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant.

•

Restrictive Recycling Provision.    The Equity and Cash Incentive Plan provides that only shares with respect to awards granted under our 2006 or Equity and Cash Incentive Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Equity and Cash Incentive Plan. Shares surrendered upon exercise of an award as payment of the applicable exercise price or withheld to satisfy any applicable taxes are not available for future awards under the Plan.

•

Limits on Awards.    During any fiscal year, individual limits are imposed so that no Covered Employee (as defined below) may receive options covering more than 1.0 million shares, SARs covering more than 1.0 million shares, restricted shares covering more than 1.0 million shares, other stock-based awards covering more than 1.0 million shares, performance-based awards settled in shares covering more than 1.0 million shares, full value awards covering more than 1.0 million shares, or full value awards with no minimum vesting requirements covering more than ten percent of the shares. During any fiscal year, individual limits are imposed so that no Covered Employee may receive cash-based awards in excess of $7.5 million, or performance-based awards settled in cash in excess of $7.5 million.

Equity and Cash Incentive Plan Summary

The principal features of the Equity and Cash Incentive Plan are summarized below. The complete text of the Equity and Cash Incentive Plan is included as Appendix A to this proxy statement, and we encourage you to read it carefully.

Purpose. The Equity and Cash Incentive Plan is intended to foster and promote our long-term financial success and to increase stockholder value by:

•	Providing participants with an opportunity to acquire an ownership interest in our Company and to share in the economic risks and rewards of our stockholders;

•	Allowing us to use equity compensation to attract and retain the services of outstanding individuals upon whose judgment and special efforts our success is largely dependent; and

•	Enhancing stockholders’ interests through various limitations on awards, such as:

•	requiring that options have an exercise price equal to or greater than the fair market value of our common shares on the date the options are granted;

•	prohibiting re-pricing of any awards, including options and SARs, without stockholder approval; and

•	limiting the total number of common shares that may be issued under the Equity and Cash Incentive Plan and limiting the number of awards that may be issued to each participant.

Administration of the Equity and Cash Incentive Plan. The Compensation Committee will administer all aspects of the Equity and Cash Incentive Plan. The Compensation Committee will, among other things:

•	Construe and interpret the Equity and Cash Incentive Plan;

•	Adopt, amend and rescind rules and regulations affecting administration of the Equity and Cash Incentive Plan;

•	Decide which employees and non-employee directors of our Company or its related entities will be granted awards;

•	Identify the types of awards that may be issued to each participant and specify the terms and conditions of those awards; and

•	Administer performance-based awards, including specifying performance objectives that must be met.

To the extent permitted by law, the Compensation Committee may delegate ministerial duties associated with the Equity and Cash Incentive Plan to any person it deems appropriate. However, the Compensation Committee may not delegate any of its discretionary responsibilities or any duty it is required to discharge to ensure the deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code.

Eligibility for Awards. The Equity and Cash Incentive Plan allows the Compensation Committee to make awards to any of our employees, consultants, or non-employee directors. Currently, there are approximately 1,000 management and above level employees and nine non-employee directors who could be eligible to receive awards under the Equity and Cash Incentive Plan. The selection of participants and the nature and size of awards are within the discretion of the Compensation Committee.

Awards Under the Equity and Cash Incentive Plan.

General.    When an award is granted under the Equity and Cash Incentive Plan, the Compensation Committee will establish the terms and conditions of that award. These terms and conditions will be contained in an award agreement and may, for example, require that the participant continue to provide services to us or a related entity for a certain period of time or that the participant meet certain performance objectives during a specified period of time. If the terms and conditions of an award are not met, the award will be forfeited.

By accepting an award, a participant agrees to be bound by the terms of the Equity and Cash Incentive Plan and the associated award agreement. If there is a conflict between the terms of the Equity and Cash Incentive Plan and the terms of an award agreement, the terms of the Equity and Cash Incentive Plan will control.

Options.    An option gives a participant the right to purchase a specified number of common shares and may be an incentive stock option or nonqualified stock option. The price at which a common share may be purchased upon exercise of an option, called the “exercise price,” will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the option is granted. Generally, “fair market value” is the closing price of our common shares on NASDAQ on the date in question. For example, on June 28, 2013, the “fair market value” of a common share, as determined by the closing price on NASDAQ, was $46.98. The exercise price of an incentive stock option granted to an employee who owns shares possessing more than 10 percent of our voting power (a “10% holder”) may not be less than 110 percent of the fair market value of a common share on the date the option is granted. An option’s exercise price may be paid in any way determined by the Compensation Committee and specified in the award agreement, including payment in cash (or a cash equivalent), a cashless exercise, tendering common shares the participant already owns or a combination thereof. In no event may an option be exercised more than 10 years after the grant date (five years in the case of an incentive stock option issued to a 10% holder). Incentive stock options that become exercisable for the first time in any year cannot relate to common shares having a fair market value (determined on the date of grant) of more than $100,000 per participant.

Unless otherwise specified in the award agreement, a participant will not have any dividend or voting rights with respect to the common shares underlying an unexercised option.

Stock Appreciation Rights.    A stock appreciation right (“SAR”) gives a participant the right to receive the difference between the SAR’s exercise price and the fair market value of a common share on the date the SAR is exercised. SAR’s will be settled in (i) cash, (ii) common shares with a value on the settlement date equal to the difference between the fair market value of the common shares and the exercise price or (iii) a combination of cash and common shares, as determined by the Compensation Committee at the time of grant. The exercise price of a SAR will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the SAR is granted. A SAR will be forfeited if the applicable terms and conditions are not met or if it is not exercised before it expires (which may never be later than 10 years after the grant date). A participant who has been granted a SAR will not have any dividend or voting rights in connection with the notional shares underlying the SAR.

Restricted Stock.    Restricted stock consists of common shares that are granted to a participant, but which are subject to certain restrictions on transferability and the risk of forfeiture if certain terms and conditions specified by the Compensation Committee are not met by the end of the restriction period. The restrictions may include time-based and/or performance-based restrictions. Restricted stock may not be sold or otherwise transferred until the end of the restriction period. Unless the award agreement specifies otherwise, we will hold the common shares subject to a restricted stock award in escrow until the restrictions lapse. A participant who has been granted restricted stock will have the right to receive dividends on the restricted stock and may vote those shares during the restriction period.

Other Stock-Based Awards.

Whole Share Awards. The Compensation Committee may grant awards of whole common shares to any participant on any basis and subject to any terms it deems appropriate, subject to the maximum restriction of ten percent of the shares discussed below under “Authorized Shares and Limits on Awards.”

Restricted Stock Units. Restricted stock units consist of notional shares that are granted to a participant, but which are subject to restrictions on transfer and the risk of forfeiture if certain conditions specified by the Compensation Committee are not met by the end of the restriction period. A participant who has been granted restricted stock units will not have any dividend or voting rights in connection with the notional shares underlying the restricted stock units. At the end of the restriction period, the restricted stock units either will be forfeited or settled, depending on whether or not the applicable terms and conditions have been satisfied. Restricted stock units may be settled (i) by issuing one common share for each restricted stock unit, (ii) by paying the participant cash equal to the fair market value of a common share for each restricted stock unit or (iii) a combination of common shares and cash, as determined by the Compensation Committee at the time of grant.

Cash-Based Awards.    A cash-based award gives a participant the right to receive a specified amount of cash.

Performance-Based Awards.    Any type of award granted under the Equity and Cash Incentive Plan may include performance criteria intended to qualify the award as performance-based compensation under Section 162(m) of the Internal Revenue Code. The grant, vesting, exercisability or settlement of any performance-based award will be conditioned on the attainment of performance objectives derived from one or more of the following performance criteria over a performance period:

For purposes of the Plan, the “Performance Criteria” for participants who are or are likely to be Covered Employees (as defined below) are as follows:

•Gross revenues

•Operating or net income

•Gross or net sales

•Margin improvement

•Cash flow

•Earnings per share

•Total stockholder return

•New products and sources of revenue

•Customer satisfaction

•Market share

•Employee turnover

•Developing and managing relationships with regulatory and other governmental agencies

•Managing claims against us or any affiliate, including litigation

•Improving efficiencies and productivity

•Design and implementation of plans, programs, policies and systems of our Company and its Affiliates

•Management of rebuilding, replacement, relocation or retirement of restaurants

•   Our book value or the book value of any designated affiliate or division

•   The trading value of our common shares

•   Appreciation in price of our common shares

•   Completing assigned corporate transactions, such as mergers, acquisitions or divestitures

•   Controlling expenses and implementing procedures for controlling expenses

•   One or more of (A) Return on Equity, (B) Return on Investment, (C) Return on Assets, (D) Return on Invested Capital, (E) Economic Value Added, (F) Stockholder Value Added, (G) Cash Flow Return on Investment and (H) Net Operating Profit After Taxes

•   Enhancing employee loyalty

•   Promoting same store sales

•   Increasing total food products sold

•   Integrating our systems and those of our affiliates

•   Promoting regulatory compliance

•   Brand development

Different performance objectives may be applied to individual participants or to groups of participants and may be based on the results achieved separately or collectively by us, any related entity or by any combination of our segments, products, divisions, or related entities. In addition, performance objectives may be measured on an absolute or cumulative basis or measured relative to selected peer companies or a market index.

The Compensation Committee may issue a performance-based award to any participant. However, a performance-based award granted to an employee whose compensation may be subject to limited deductibility under Section 162(m) of the Internal Revenue Code (a “Covered Employee”) is subject to the additional requirements discussed below. Generally, our named executives are our only Covered Employees. For performance-based awards granted to participants who are not Covered Employees, the Compensation Committee may follow the procedures described below, or it may apply other procedures that it believes are appropriate.

For performance-based awards to Covered Employees, the Compensation Committee will establish in writing:

•	the performance objectives to be applied to each performance-based award issued and the performance period over which their attainment will be measured;

•	the method for computing the performance-based award if the performance objectives are met; and

•	the Covered Employees or class of Covered Employees to which the performance objectives apply.

Additionally, for awards to Covered Employees, performance objectives normally must be established in writing no later than 90 days after the beginning of the applicable performance period or, if earlier, the completion of 25 percent of the applicable performance period.

The Compensation Committee will certify whether the performance objectives and other terms and conditions of a performance-based award granted to a Covered Employee have been met at the end of the performance period. No performance-based award will be granted, vested, exercisable and/or settled unless the Compensation Committee makes this certification.

Generally, once established, the Compensation Committee may not increase the amount of, or revise any performance objectives associated with, a performance-based award to a Covered Employee. However, the Compensation Committee may reduce or eliminate the amount of any cash-based award with respect to a Covered Employee.

Authorized Shares and Limits on Awards.    As of June 28, 2013, the Equity and Cash Incentive Plan has remaining shares that can be granted equal to 1,418,214 shares, plus any shares underlying outstanding awards under the Equity and Cash Incentive Plan or our previous 2006 Equity and Cash Incentive Plan, which expire, are cancelled, or are forfeited. The common shares issued under the Equity and Cash Incentive Plan may consist of authorized and unissued shares not reserved for any other purpose or treasury shares.

If any award under the Equity and Cash Incentive Plan expires, is forfeited or cancelled, the common shares associated with that award will be available for future awards. The number of common shares that may be issued under the Equity and Cash Incentive Plan will be reduced by the number of common shares issued when an award (other than a SAR) is settled or exercised, the number of common shares underlying stock-based awards that are settled in cash (instead of shares), the number of common shares tendered to pay any exercise price or taxes associated with an award and the number of common shares underlying SARs that are settled in stock or cash.

The Equity and Cash Incentive Plan also imposes certain additional limits on awards, including:

•

A fungible “full” share ratio of 2.63 which is used for purposes of counting full-value awards, such as restricted stock units, granted under the Equity and Cash Incentive Plan against the shares remaining available under our Plan.

•

During any fiscal year, individual limits are imposed so that no Covered Employee may receive options covering more than 1.0 million common shares, SARs covering more than 1.0 million common shares, restricted shares covering more than 1.0 million common shares, other stock-based awards covering more than 1.0 million common shares, performance-based awards settled in shares covering more than 1.0 million common shares, or full value awards covering more than 1.0 million common shares.

•	During the life of the Equity and Cash Incentive Plan, no individual can be provided with full value awards with no minimum vesting requirements covering more than ten percent of the common shares.

•

During any fiscal year, individual limits are imposed so that no Covered Employee may receive cash-based awards in excess of $7.5 million, or performance-based awards settled in cash in excess of $7.5 million.

Adjustments to Authorized Shares and Outstanding Awards.    If there is a corporate transaction that affects our outstanding common shares (such as a stock dividend, stock split or recapitalization), the Compensation Committee will make any adjustments that it believes are necessary or appropriate to the number of common shares authorized to be issued under the Equity and Cash Incentive Plan and to the individual limitations described in the preceding section. The Compensation Committee will also make adjustments to outstanding awards that it believes are necessary or appropriate to preserve the value of the awards, such as adjusting the exercise price of, and the number of common shares subject to, the awards. Any adjustments by the Compensation Committee will be final and binding on all participants.

Effect of Termination on Awards.    Unless either the award agreement or the Equity and Cash Incentive Plan provides otherwise, the following rules apply to all awards granted under the Equity and Cash Incentive Plan.

Death or Disability.    If a participant’s employment or board service terminates because of death or “disability” (as defined in the Equity and Cash Incentive Plan), on the date of termination:

•

all options and SARs (whether or not then exercisable) then held by the participant will be exercisable by the participant or the participant’s beneficiaries at any time before the earlier of the normal expiration date specified in the award agreement or one year after the participant’s death or disability;

•	all restricted stock and restricted stock units then held by the participant will be fully vested; and

•	all other awards then held by the participant that are unvested or that have not been earned or settled will be vested, exercisable, settled or forfeited as provided in the award agreement.

Retirement.    If a participant’s employment or board service terminates because of “retirement” (as defined in the Equity and Cash Incentive Plan), on the retirement date:

•

all options and SARs (whether or not then exercisable) then held by the participant will be exercisable at any time before the normal expiration date specified in the award agreement; however, an incentive stock option that is not exercised within three months after the retirement date will be treated as a nonqualified stock option;

•	all restricted stock and restricted stock units then held by the participant will be fully vested; and

•	all other awards then held by the participant that are unvested or that have not been earned or settled will be vested, exercisable, settled or forfeited as provided in the award agreement.

Involuntary Termination of Service for Cause.    All outstanding awards will be forfeited if a participant’s service is terminated for “cause” (as defined in the Equity and Cash Incentive Plan).

Termination for any Other Reason.    Generally, all outstanding awards held by a participant whose service terminates for any reason other than those specified above will be forfeited on the termination date. However, all then exercisable options and SARs then held by a participant who is terminated involuntarily without cause may be exercised at any time before the earlier of the normal expiration date specified in the award agreement or 30 days after the termination date. Further the Plan provides the Compensation Committee with discretion to allow the immediate or continued vesting of awards when the participant is terminated involuntarily without cause.

Performance-Based Awards.    Notwithstanding the above and unless the award agreement specifies otherwise, if a participant terminates for any reason, all performance-based awards held by the participant that are subject to a pending performance period will be forfeited.

Effect of a Change in Control or Business Combination.    Unless otherwise specified in the award agreement or an employment or change in control agreement between us or any related entity and the participant, if we undergo a change in control or business combination (each as defined in the Equity and Cash Incentive Plan), all of a participant’s awards will be fully vested and exercisable and any applicable performance objectives will be treated as having been met.

Other Events Resulting in the Forfeiture of Awards.    Unless otherwise specified in the award agreement, all awards granted under the Equity and Cash Incentive Plan that have not been exercised or settled will be forfeited if the participant:

•	engages in activities described in the Equity and Cash Incentive Plan that are in competition with us or any related entity;

•	refuses or fails to consult with, supply information to or otherwise cooperate with us or any related entity after having been requested to do so; or

•	deliberately engages in any action that the Compensation Committee concludes could harm us or any related entity.

Adoption, Amendment and Termination of Plan and Award Agreements.

Adoption of the Equity and Cash Incentive Plan.    The Equity and Cash Incentive Plan was originally approved by the board of directors effective June 22, 2010, approved by the stockholders on September 13, 2010, and will remain in effect until June 22, 2020. However, the Compensation Committee may not issue any performance-based awards to Covered Employees after the 2020 annual meeting of stockholders. The board may terminate, suspend or amend the Equity and Cash Incentive Plan at any time without stockholder approval, except to the extent that stockholder approval is required to satisfy applicable requirements imposed by law or any securities exchange on which our securities are listed or traded. No amendment to the Equity and Cash Incentive Plan may result in the loss of a Compensation Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with respect to any of our employee benefit plans. Further, no amendment to the Equity and Cash Incentive Plan may, without the consent of the affected participant (except as specifically provided in the Equity and Cash Incentive Plan or an award agreement), adversely affect any award granted before the termination, suspension or amendment.

Amendment and Termination of Award Agreements.    No award agreement may be amended without the mutual, written consent of us and the affected participant, except as otherwise specifically provided in the Equity and Cash Incentive Plan or the award agreement.

U.S. Federal Income Tax Consequences.    The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the Equity and Cash Incentive Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income or employment tax laws.

Incentive Stock Options.    Incentive stock options are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant who is granted an incentive stock option will not recognize ordinary income at the time of grant, and we will not be entitled to a deduction at that time. A participant will not recognize ordinary income upon the exercise of an incentive stock option provided that the participant was, without a break in service, an employee of our Company or a subsidiary during the period beginning on the grant date of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to permanent and total disability).

If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an incentive stock option within two years from the grant date of the incentive stock option or within one year after he or she receives the common shares, then, upon disposition of such common shares, any amount recognized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant will generally recognize a capital loss to the extent that the amount recognized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount recognized upon disposition of the common shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount recognized in excess of the value of the common shares on the date of exercise will be capital gain. If the amount recognized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount recognized upon the disposition of the common shares.

The rules that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.

Nonqualified Stock Options.    A participant will not recognize ordinary income when a nonqualified stock option is granted, and we will not receive a deduction at that time. When a nonqualified stock option is exercised, a participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the common shares that the participant purchased over the exercise price he or she paid, and we will be entitled to a corresponding deduction.

Stock Appreciation Rights.    A participant will not recognize ordinary income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash and/or the fair market value of common shares the participant receives, and we will be entitled to a corresponding deduction.

Restricted Stock.    Generally, a participant who has been granted restricted stock will not recognize ordinary income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the underlying common shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Generally, upon the vesting of restricted stock, the participant will recognize ordinary income in an amount equal to the then fair market value of the common shares, less any consideration paid for such common shares, and we will be entitled to a corresponding deduction. Any gains or losses recognized by the participant upon disposition of the common shares will be treated as capital gains or losses. A participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award equal to the fair market value of the common shares on the grant date and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will be entitled to a corresponding deduction in the year of grant.

Restricted Stock Units.    A participant will not recognize ordinary income when restricted stock units are granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock units are settled in an amount equal to the fair market value of the common shares or the cash he or she receives, less any consideration paid, and we will be entitled to a corresponding deduction.

Whole Shares.    A participant will recognize ordinary income equal to the fair market value of the common shares subject to a whole share award when he or she receives the common shares, and we will be entitled to a corresponding deduction at that time.

Cash-Based Awards.    A participant will not recognize ordinary income at the time a cash-based award which is subject to vesting is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the cash-based award is settled in an amount equal to the cash he or she receives, and we will be entitled to a corresponding deduction. If a cash-based award is not subject to vesting, the participant will recognize ordinary income at the time the cash-based award is granted, and we will be entitled to a corresponding deduction.

Miscellaneous.    When a participant sells common shares that he or she has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the common shares for more than one year (or, in the case of a restricted stock award, more than one year from the date the restricted stock vested unless the participant made an election pursuant to Section 83(b) of the Internal Revenue Code, described above). If the participant has held the common shares for one year or less, the gain or loss will be a short-term capital gain or loss. Generally, income recognized upon the exercise, vesting or settlement of awards (other than incentive stock options) under the Equity and Cash Incentive Plan will be subject to employment taxes, including Social Security and Medicare taxes.

Section 162(m) of the Tax Code.    Awards granted under the Equity and Cash Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code to preserve certain federal income tax deductions by us related to Covered Employees. To so qualify, awards must be granted under the Equity and Cash Incentive Plan by a committee consisting solely of two or more “outside directors” (as defined under applicable tax regulations) and satisfy the Equity and Cash Incentive Plan’s limit on the total number of common shares that may be awarded to any one participant during any fiscal year. In addition, for awards other than options to qualify as “performance-based compensation,” the granting, vesting, exercisability or settlement of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee meets the composition requirements of Section 162(m) of the Internal Revenue Code.

Sections 280G and 4999 of the Tax Code.  Sections 280G and 4999 of the Internal Revenue Code impose penalties on “excess parachute payments.” An excess parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Internal Revenue Code) in connection with a change in control in an amount equal to or greater than 300 percent of the recipient’s taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” The excess parachute payment is the amount by which the payments exceed the participant’s base amount.

Excess parachute payments are subject to a 20 percent excise tax. This tax is in addition to other federal, state and local income, wage and employment taxes. We may not deduct the amount of any excess parachute payment, and the $1,000,000 limit on deductible compensation under Section 162(m) of the Internal Revenue Code would be reduced by the amount of the excess parachute payment.

Section 409A of the Tax Code.  In 2004, the Internal Revenue Code was amended to add Section 409A, which creates new rules for amounts deferred under nonqualified deferred compensation plans. Section 409A includes a broad definition of nonqualified deferred compensation plans which may extend to various types of awards granted under the Equity and Cash Incentive Plan. The proceeds of any award that is subject to Section 409A are subject to a 20 percent excise tax if those proceeds are distributed before the recipient separates from service with us or before the occurrence of other specified events, such as death, disability or a change in control, all as defined in Section 409A. The Equity and Cash Incentive Plan has been drafted to comply with Section 409A.

The Compensation Committee intends to administer the Equity and Cash Incentive Plan to avoid or minimize the effect of Section 409A. The Equity and Cash Incentive Plan authorizes the board of directors to amend the Equity and Cash Incentive Plan and the Compensation Committee to amend any award agreements to the extent necessary to comply with Section 409A. Further, if necessary, the Compensation Committee will amend individual award agreements to the extent necessary to avoid penalties arising under Section 409A, even if those amendments reduce, restrict or eliminate rights granted under the award agreement before those amendments are adopted.

Benefits Proposed to be Awarded Under the Equity and Cash Incentive Plan.  Because awards under the Equity and Cash Incentive Plan are discretionary, no awards are determinable at this time.

Under our compensation program for directors for fiscal 2013, each non-employee director received an annual award of common shares having a value of $100,000. Additionally, under our current compensation program for directors, each non-employee director will receive an annual grant of shares of restricted stock with a value equal to $100,000, and these future grants will be made under the Equity and Cash Incentive Plan if the amendment is approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR THE APPROVAL OF THE EQUITY AND CASH INCENTIVE PLAN.

PROPOSAL 4 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent auditor since 1980, and the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 26, 2013. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by our stockholders at the annual meeting, the Audit Committee will review its selection of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 26, 2013.

Preapproval of Services Performed by the Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to preapprove the audit services and permitted non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. SEC rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee to pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically pre-approve any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its Chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to pre-approve services to be performed by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. If there is any question as to whether the proposed services have been preapproved, our Controller will contact the Audit Committee’s designee to obtain clarification and, if necessary, specific preapproval of the proposed services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.

Fees of the Independent Registered Public Accounting Firm

The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2013, 2012 and 2011. The Audit Committee pre-approved all of the services described below.

	2013	2012	2011
Audit Fees	$675,720	$471,000	$485,000
Audit-Related Fees	390,671	16,000	14,500
Tax Fees	713,207	90,524	183,800
All Other Fees	0	0	0

Total Fees	$1,779,598	$575,524	$683,300

In fiscal year 2013:

•	Audit and Audit Related Fees totaled $1,066,391; these were 59.9% of the Total Fees paid to Ernst & Young LLP.

•	Tax Fees totaled $713,207; these were 40.1% of the Total Fees paid to Ernst & Young LLP.

Our Tax Fees and our Audit-Related fees were higher this year than in prior years due to two major one-time projects. Details on those projects are provided below. The Tax Fees associated with these two major projects were 79.5% of the Total Tax fees. The Audit-Related Fees related to these two major projects were 95% of the total Audit-Related Fees. The Audit Committee fully expects Ernst & Young LLP’s fees related to Tax Fees and Audit-Related Fees to return to their lower historic levels in fiscal 2014 and going forward.

The first major project involved the Company’s restructuring of its two primary operating subsidiaries through conversions from corporations to limited liability companies. Due to the complexity of these conversions and the fact that they resulted in the realization of ordinary losses for the Company in excess of approximately $59.6 million, the Company and Audit Committee concluded that it needed to involve Ernst & Young LLP for tax compliance in the pre-conversion process, as well as assisting with the Company’s preparation and tax filing under the Internal Revenue Service’s (“IRS”) Pre-Filing Agreement Program (“PFAP”). This PFAP program allows the Company to reach agreement on the matter with the IRS before the Company’s tax return is filed, reducing the cost and burden associated with a post-filing examination and providing the Company with a level of certainty regarding the transaction.

The second major project related to the Company’s divestiture of its Mimi’s Café business segment. The divestiture was structured as a sale of stock (which involved complex tax issues), the Company retained certain liabilities, and in addition part of the consideration received was in the form of a promissory note, all of which raised complex audit-related, seller due diligence preparation, financial statement disclosure and tax issues.

Given the Company’s historic reliance on Ernst & Young LLP for audit and tax services, based on their in-depth knowledge of all aspects of the Company, and due to the importance of these major projects to the Company, management recommended to the Audit Committee that Ernst & Young LLP be retained for these services. Prior to retaining Ernst & Young LLP for either of the projects discussed above, the Audit Committee reviewed the nature of the work and proposed fees as well as the issue of Ernst & Young LLP’s independence, and concluded that the services and fees would not impair Ernst & Young LLP’s independence. The Audit Committee believes Ernst & Young LLP’s Tax Fees are reasonable relative to Audit and Audit-Related Fees, and that both the Tax Fees and the Audit-Related Fees were reasonable given the complexity of the projects. The Audit Committee fully expects Ernst & Young LLP’s fees related to Tax Fees and Audit-Related Fees to return to their lower historic levels in fiscal 2014 and going forward.

Audit Fees:    This category includes the audit of our annual financial statements, the audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees:    This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.

Tax Fees:    This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees:    None.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended April 26, 2013. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Public Company Accounting Oversight Board Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013, filed with the SEC.

Submitted by: Audit Committee Members

Eileen A. Mallesch (Chairperson),

Mary Kay Haben, E.W. (Bill) Ingram III and

G. Robert Lucas

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our corporate headquarters, in care of our Corporate Secretary. We must receive all submissions no later than March 13, 2014. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2014 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating and Corporate Governance Committee), the stockholder may submit the proposal or nomination to our, Corporate Secretary between April 21, 2014 and May 20, 2014. However, if the date of the 2014 annual meeting is changed by more than 30 days from the anniversary of the 2014 Annual Meeting, our Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the annual meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2014 annual meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of Article II of our Bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our Bylaws concerning the proposal or the nominee and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our Bylaws are posted on our Web site at www.bobevans.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. After October 14, 2013, the communication should be sent to Corporate Secretary at Bob Evans Farms, Inc., 8111 Smiths Mill Rd, New Albany, Ohio 43054.

REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

Our Annual Report to Stockholders for the fiscal year ended April 26, 2013, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.

OTHER MATTERS

As of the date of this proxy statement, the only business management intends to present at the annual meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the annual meeting, then individuals appointed by the Board will vote on those matters in their discretion in accordance with their best judgment. All valid proxies received will be voted unless they are properly revoked.

You are requested to vote by visiting the www.proxyvote.com Web site as indicated on the proxy card, calling (800) 690-6903, or by signing, completing and dating a proxy card and mailing it promptly in the envelope provided. Your vote is very important.

APPENDIX A

BOB EVANS FARMS, INC.

AMENDED AND RESTATED 2010 EQUITY AND CASH INCENTIVE PLAN

Amended and Restated Effective August 21, 2013

The purpose of the Plan is to promote the Company’s long-term financial success and increase stockholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success. The Plan has been amended and restated by the Compensation Committee of the Board of Directors effective July 8, 2013, subject to approval by the Company’s stockholders on or about August 21, 2013.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cash-Based Award” shall mean a cash Award granted pursuant to Article IX of the Plan.

1.7 “Cause” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company or any Affiliate, including the Plan and any Award Agreement; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or any Affiliate; or (e) violation of the Company’s code of conduct or any other policy of the Company or any Affiliate that applies to the Participant. Notwithstanding the foregoing, Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.

1.8 “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following:

(a) the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed SEC Schedule 13G (or any successor form or filing) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);

(c) the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, a “non-employee” director within the meaning of Rule 16b-3 under the Act, and an “independent director” under the rules of the exchange on which the Shares are listed.

1.11 “Company” shall mean Bob Evans Farms, Inc., a Delaware corporation, and any successor thereto.

1.12 “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.14 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.15 “Disability” shall mean:

(a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code;

(b) with respect to the payment, exercise or settlement of any Award that is (or becomes) subject to Section 409A of the Code (and for which no exception applies), (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; and

(c) with respect to a Participant’s right to exercise or receive settlement of any Award or with respect to the payment, exercise or settlement of any Award not described in subsection (a) or (b) of this definition, a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.

1.16 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the trading day immediately before the relevant date;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, and if the relevant date is not a trading day, then on the trading day immediately before the relevant date; or

(c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.18 “Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.19 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.20 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.21 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.22 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23 “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.24 “Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.

1.25 “Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.

1.26 “Plan” shall mean the Bob Evans Farms, Inc. Amended and Restated 2010 Equity and Cash Incentive Plan, as set forth herein and as may be amended from time to time.

1.27 “Preexisting Plan” shall mean the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan. Upon approval by the Plan by the Company’s stockholders, no further awards will be issued under the Preexisting Plan, although the Preexisting Plan will remain in effect after the Company’s stockholders approve the Plan for purposes of determining any grantee’s right to awards issued under the Preexisting Plan before that date

1.28 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan under which a Participant is issued Shares which are subject to specified restrictions on vesting and transferability.

1.29 “Retirement” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s voluntary termination of employment or Board service on or after the earlier of the date on which (a) an Employee or Director attains age fifty-five (55) and has been credited with ten (10) or more years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate; or (b)(i) the sum of the Employee’s or Director’s age (measured in whole years only) and years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate equals or exceeds 70 and (ii) the Employee or Director has been credited with at least ten (10) years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate.

1.30 “Shares” shall mean the common shares, par value $0.01 per share, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.

1.31 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan under which a Participant is given the right to receive the difference between the Fair Market Value of a Share on the date of grant and the Fair Market Value of a Share on the date of exercise of the Award.

1.32 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

1.33 “Treasury Regulations” shall mean the regulations issued by the United States Department of the Treasury with respect to the relevant section of the Code.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 2,600,000, plus the number of Shares that, on the date the Plan is approved by the Company’s stockholders, are available to be granted under the Preexisting Plan but which are not then subject to outstanding awards under the Preexisting Plan. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in either a private transaction or in the open market.

Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by 2.63 Shares for each Share subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to 2.63 Shares for each Share subject to such an Award that becomes available for future grant under the Plan pursuant to Section 2.2 and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares; and (e) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. Nothing in the foregoing shall be construed as permitting any Shares surrendered upon exercise of an Award as payment of the applicable exercise price or withheld to satisfy any applicable taxes to be again available for Awards under the Plan.

2.3 Fiscal Year Limits. Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant to any Participant (a) Options covering more than 2,400,000 Shares, (b) Stock Appreciation Rights covering more than 2,400,000 Shares, (c) more than 1,000,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 1,000,000 Shares, (e) Cash-Based Awards equal to more than $7,500,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 1,000,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $7,500,000 and (h) Full Value Awards covering more than 1,000,000 Shares.

2.4 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

2.5 Full Value Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to ten percent of the Shares without regard to the minimum vesting requirements of Sections 7.3(a) and 8.1 of the Plan.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act; and (c) its authority under any equity award granting policy of the Company that may be in effect from time to time.

ARTICLE IV

ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Affiliates.

ARTICLE V

OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4 Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one (1) or more Performance Criteria; and (b) time-based vesting requirements.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment and to comply with the requirements of Section 16 of the Act; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) though any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b) The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one (1) or more Performance Criteria; and (b) time-based vesting requirements.

6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE VII

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3 Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Sections 2.5 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three (3) years from the date of grant of the Award.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Sections 2.5 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than in pro rata installments over three (3) years from the date of grant of the Award.

8.2 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement, provided, however, that receipt of any such dividend equivalents will be subject to the same terms and conditions as the Other Stock-Based Awards with respect to which they are paid.

ARTICLE IX

CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article X.

ARTICLE X

PERFORMANCE-BASED AWARDS

10.1 In General. Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee. Any such Award must meet the requirements of this Article X.

10.2 Performance Criteria.

(a) For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:

(i)	Gross revenues;

(ii)	Operating or net income;

(iii)	Gross or net sales;

(iv)	Margin improvement;

(v)	Cash flow;

(vi)	Earnings per share;

(vii)	Total stockholder return (“TSR”);

(viii)	New products and lines of revenue;

(ix)	Customer satisfaction;

(x)	Market share;

(xi)	Employee turnover;

(xii)	Developing and managing relationships with regulatory and other governmental agencies;

(xiii)	Managing claims against the Company or any Affiliate, including litigation;

(xiv)	Improving efficiencies and productivity;

(xv)	Design and implementation of plans, programs, policies and systems of the Company and its Affiliates;

(xvi)	Management of rebuilding, replacement, relocation or retirement of restaurants;

(xvii)	The Company’s book value or the book value of any designated Affiliate or division;

(xviii)	The trading value of the Shares;

(xix)	Appreciation in price of the Shares;

(xx)	Completing assigned corporate transactions, such as mergers, acquisitions or divestitures;

(xxi)	Controlling expenses and implementing procedures for controlling expenses;

(xxii)	One or more of (A) Return on Equity (or “ROE”), (B) Return on Investment (or “ROI”), (C) Return on Assets (or “ROA”); (D) Return on Invested Capital (or “ROIC”), (E) Economic Value Added (or “EVA”), (F) Stockholder Value Added (or “SVA”), (G) Cash Flow Return on Investment (or “CFROI”) and (H) Net Operating Profit After Taxes (or “NOPAT”);

(xxiii)	Enhancing employee loyalty;

(xxiv)	Promoting same store sales;

(xxv)	Increasing total food products sold;

(xxvi)	Integrating systems of the Company and its Affiliates;

(xxvii)	Promoting regulatory compliance; and

(xxviii)	Brand development.

(b) Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

10.3 Establishment of Performance Goals. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.

10.4 Certification of Performance. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify by resolution in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award. No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.

10.5 Modifying Performance-Based Awards. To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

10.6 Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.

ARTICLE XI

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee at any time prior to or after such termination, shall be included in the related Award Agreement or an amendment thereto, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, Retirement or involuntary termination without Cause of the Participant. Notwithstanding the foregoing, in no event shall any Performance-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, be settled or become exercisable in full, upon the termination of employment of the Covered Employee without regard to the satisfaction of the related Performance Criteria.

ARTICLE XII

CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1 In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2 Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without stockholder approval.

ARTICLE XIV

TRANSFERABILITY

14.1 Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding any provision contained in this Article XIV, no Award may be transferred by a Participant for value or consideration.

14.2 Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV

MISCELLANEOUS

15.1 No Right to Continued Service or to Awards; Liability of Company. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

15.2 Tax Withholding.

(a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant.

(b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3 Requirements of Law; Electronic Communications. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary. Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

15.4 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.4.

15.5 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.6 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio, except to the extent that the laws of the state in which the Company is incorporated are mandatorily applicable.

15.7 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.8 Rights as a Stockholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.10 Section 409A of the Code.

(a) Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b) If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first (1st) business day of the seventh (7th) month following such separation from service.

(c) Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

15.11 Foreign Employees. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees.

15.12 Recoupment Policy. Notwithstanding any other provision of the Plan, all Awards granted under this Plan shall be subject to the Company’s recoupment or like policy, whether in effect at the time or after the grant of such Award, and as may be amended from time to time to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other recoupment provision required by law or the listing standards of the NASDAQ Global Select Market.

15.13 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The original effective date of the Pre-existing Plan was July 22, 2010. No Incentive Stock Options shall be granted under the Plan after July 21, 2020, and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Further, due to Code Section 162(m), the Committee may not issue any performance-based awards to covered employees after our 2018 annual meeting of stockholders. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

ANNUAL MEETING OF STOCKHOLDERS

AUGUST 21, 2013

Bob Evans Farms, Inc. ~ Dan Evans Center for Excellence

3700 S. High Street

Columbus, Ohio 43207

Meeting begins at 10:00 a.m. — Doors open at 9:30 a.m.

Stockholders of record as of June 28, 2013, are welcome to attend the 2013 Annual Meeting of Stockholders of Bob Evans Farms, Inc. Please note the following admission requirements:

•	If you are the stockholder of record, you must bring:

•	valid government-issued picture identification; and

•	an admission ticket (which is attached to the enclosed proxy card) or a copy of the Notice of Internet Availability of Proxy Materials that you received in the mail in order to enter the meeting.

•	If your shares are held in the name of your broker, bank or other stockholder of record, you must bring:

•	valid government-issued picture identification; and

•	an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on June 28, 2013, in order to enter the meeting.

•	If you are the representative of a corporation, limited liability company, partnership or other legal entity that holds shares of our common stock, you must bring:

•	valid government-issued picture identification; and

•	acceptable evidence of your authority to represent the legal entity at the meeting ~ Only one representative may attend.

•	If you arrive at the annual meeting without the required items described above, you will not be able to attend the meeting.

•	Cameras and recording equipment, or similar devices, are not allowed into the annual meeting. Cell phones must also be turned off.

3776 SOUTH HIGH STREET COLUMBUS, OH 43207

THREE WAYS TO VOTE BEFORE THE MEETING

VOTE BY INTERNET

1)    Read the proxy statement and have the proxy card below at hand.

2)    Go to Web site www.proxyvote.com.

3)    Follow the instructions provided on the Web site.

4)    Proxies must be received by 11:59 p.m. Eastern Time on August 20, 2013.

VOTE BY PHONE

1)    Read the proxy statement and have the proxy card below at hand.

2)    Call 1-800-690-6903.

3)    Follow the instructions.

4)    Proxies must be received by 11:59 p.m. Eastern Time on August 20, 2013.

VOTE BY MAIL

1)    Read the proxy statement.

2)    Check the appropriate boxes on the proxy card below.

3)    Sign and date the proxy card.

4)    Return the proxy card in the envelope provided or return it to Bob Evans Farms,

        Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

5)    Proxies must be received by 11:59 p.m. Eastern Time on August 20, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M61652-P41450	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOB EVANS FARMS, INC.
	The Board of Directors recommends you vote FOR the following proposals:		Proposals
1. Election of ten directors.	For	Against	Abstain					For	Against	Abstain
1a. Larry C. Corbin	☐	☐	☐		1h.	G. Robert Lucas		☐	☐	☐
1b. Steven A. Davis 1c. Michael J. Gasser	☐ ☐	☐ ☐	☐ ☐		1i. 1j.	Eileen A. Mallesch Paul S. Williams		☐ ☐	☐ ☐	☐ ☐
1d. E. Gordon Gee	☐	☐	☐	2.	Approving the advisory resolution on executive compensation.			☐	☐	☐
1e. E.W. (Bill) Ingram III	☐	☐	☐	3.	Approving an amendment to the 2010 Equity and Cash Incentive Plan To Add Shares.			☐	☐	☐
1f. Mary Kay Haben	☐	☐	☐	4.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.			☐	☐	☐
1g. Cheryl L. Krueger	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.		☐
								Yes	No
				Please indicate if you plan to attend this meeting so an admission ticket can be provided to you.				☐	☐
NOTE: Please sign as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should both sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

ADMISSION TICKET

2013 Annual Meeting of Stockholders

Wednesday, August 21, 2013 - 10:00 A.M.

Bob Evans Farms, Inc. - Dan Evans Center for Excellence

3700 S. High Street

Columbus, Ohio 43207

(Adjacent to and North of the Bob Evans Farms, Inc. Corporate Headquarters)

This is your admission ticket to the meeting. This ticket only admits the stockholder(s) listed on the reverse side of this card and is not transferable. Guests of stockholders are not permitted to attend the meeting. You will be asked to present government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting. Cell phones must be turned off. Doors open at 9:30 A.M.

The Bob Evans Farms, Inc. Dan Evans Center for Excellence is located at 3700 S. High Street, Columbus, Ohio 43207, approximately 1/2 mile north of Obetz Road across S. High Street from the Great Southern Shopping Center (adjacent to and north of the Bob Evans Farms, Inc. Corporate Headquarters). Directions to the Bob Evans Farms, Inc. Dan Evans Center for Excellence can be obtained by calling (614) 492-4959.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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M61653-P41450

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 21, 2013

The undersigned hereby appoints Colin M. Daly and Kevin C. O’Neil, or either of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), to be held at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207, on Wednesday, August 21, 2013, at 10:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your vote on the matters to be voted upon at the annual meeting by marking the appropriate boxes on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed and returned but no direction is given, this proxy will not be voted. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Company 401(k) Plan Participants: If shares of common stock of the Company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs BNY Mellon, the trustee of the 401(k) Plan (the “Trustee”), to vote all of the shares of common stock of the Company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the annual meeting, and any adjournments or postponements thereof, on the matters set forth on the reverse side. Your instructions to the Trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.

The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials for the proxy statement and the Company’s annual report to stockholders. The undersigned hereby revokes all proxies previously given to vote at the annual meeting or any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on August 21, 2013.

Meeting Information
BOB EVANS FARMS, INC.	Meeting Type:	Annual
	For holders as of:	June 28, 2013
	Date: August 21, 2013	Time: 10:00 a.m. EDT
Location: Bob Evans Farms, Inc.
Dan Evans Center for Excellence
3700 S. High Street Columbus, Ohio 43207
3776 SOUTH HIGH STREET COLUMBUS, OH 43207	For meeting directions please call: (614) 492-4959
You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow    (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow    (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before August 7, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow    available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of ten directors.		1h.	G. Robert Lucas

1a.	Larry C. Corbin		1i.	Eileen A. Mallesch

1b.	Steven A. Davis		1j.	Paul S. Williams

1c.	Michael J. Gasser	2.	Approving the advisory resolution on executive compensation.

1d.	E. Gordon Gee	3.	Approving an amendment to the 2010 Equity and Cash Incentive Plan To Add Shares.

1e.	E.W. (Bill) Ingram III	4.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

1f.	Mary Kay Haben

1g.	Cheryl L. Krueger